UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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FIRST INDUSTRIAL REALTY TRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIRST INDUSTRIAL REALTY TRUST, INC.

311 South Wacker Drive

Suite 3900

Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 11, 2017

NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of First Industrial Realty Trust, Inc. (the “Company”) will be held on Thursday, May 11, 2017 at 9:00 a.m. in the 2nd Floor Conference Center, 311 South Wacker Drive, Chicago, Illinois 60606 for the following purposes:

1. To elect seven directors to the Board of Directors to serve until the 2018 Annual Meeting of Stockholders, and until their successors are duly elected and qualified;

2. To approve, on an advisory (i.e. non-binding) basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement;

3. To indicate, on an advisory (i.e. non-binding) basis, the frequency with which the Company’s stockholders would like to cast an advisory vote on the compensation of the Company’s named executive officers;

4. To approve Articles of Amendment to the Company’s charter to increase the number of authorized shares of the Company’s common stock, $.01 par value per share;

5. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017; and

6. To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

The Board of Directors has fixed the close of business on March 20, 2017 as the record date for the Annual Meeting. Only stockholders of record of the Company’s common stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

You are requested to fill in and sign the enclosed Proxy Card, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy. “Street name” stockholders who wish to vote in person will need to obtain a duly executed proxy form from the institution that holds their shares prior to the Annual Meeting.

By Order of the Board of Directors

Peter E Baccile
President and Chief Executive Officer

Chicago, Illinois

April 10, 2017

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED.

FIRST INDUSTRIAL REALTY TRUST, INC.

311 South Wacker Drive

Suite 3900

Chicago, Illinois 60606

PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 11, 2017

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of First Industrial Realty Trust, Inc. (“First Industrial” or the “Company”) for use at the 2017 Annual Meeting of Stockholders of the Company to be held on Thursday, May 11, 2017, and at any adjournments or postponements thereof (the “Annual Meeting”). At the Annual Meeting, stockholders will be asked to vote (i) to elect seven directors to the Board of Directors to serve until the 2018 Annual Meeting of Stockholders, and until their successors are duly elected and qualified, (ii) to approve, on an advisory (i.e. non-binding) basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement, (iii) to indicate, on an advisory (i.e. non-binding) basis, the frequency with which the Company’s stockholders would like to cast an advisory vote on the compensation of the Company’s named executive officers, (iv) to approve Articles of Amendment to the Company’s Articles of Incorporation (as amended to date, the “Charter”) to increase the number of authorized shares of the Company’s common stock, $.01 par value per share (the “Common Stock”), (v) to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year and (vi) to act on any other matters properly brought before them.

This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about April 10, 2017. The Board of Directors has fixed the close of business on March 20, 2017 as the record date for the Annual Meeting (the “Record Date”). Only stockholders of record of our Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 117,274,432 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them on each matter presented to the stockholders at the Annual Meeting.

Stockholders of the Company are requested to complete, sign, date and promptly return the accompanying Proxy Card in the enclosed postage-prepaid envelope. Shares represented by a properly executed Proxy Card received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed on the Proxy Card. If a properly executed Proxy Card is submitted and no instructions are given, the persons designated as proxy holders on the Proxy Card will vote (i) FOR the election of the seven nominees for director named in this Proxy Statement, (ii) FOR the approval, on an advisory basis, of the compensation of our named executive officers, (iii) to indicate, on an advisory basis, that the stockholder vote on executive compensation should be held EACH YEAR, (iv) FOR the approval of Articles of Amendment to the Company’s Charter to increase the number of authorized shares of Common Stock, (v) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year and (vi) in their own discretion with respect to any other business that may properly come before the stockholders at the Annual Meeting or at any adjournments or postponements thereof. We have not received notice of any matters other than those set forth in this Proxy Statement and, accordingly, it is not anticipated that any other matters will be presented at the Annual Meeting.

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The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of the holders of a majority of the votes cast with a quorum present at the Annual Meeting is required (i) for the election of directors, (ii) for the approval, on an advisory basis, of the compensation of our named executive officers, (iii) to indicate, on an advisory basis, the frequency with which the Company’s stockholders would like to cast an advisory vote on the compensation of the Company’s named executive officers and (iv) for the ratification of the appointment of the Company’s independent registered public accounting firm. The affirmative vote of the holders of two-thirds of the votes entitled to be cast with a quorum present at the Annual Meeting is required for the approval of the proposed Articles of Amendment to the Company’s Charter. Abstentions will not be counted as votes cast but will be counted as entitled to vote, and accordingly, will only have effect on Proposal 4 for which they will effectively be treated as votes against.

A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. “Street name” stockholders who wish to vote in person will need to obtain a duly executed proxy form from the institution that holds their shares prior to the Annual Meeting.

Appendix B to this Proxy Statement contains the Company’s 2016 Annual Report, including the Company’s financial statements for the fiscal year ended December 31, 2016 and certain other information required by the rules and regulations of the Securities and Exchange Commission (the “SEC”). However, the Company’s 2016 Annual Report is not part of the proxy solicitation material. See “Other Matters — Incorporation by Reference” herein.

BROKER NON-VOTES

Stockholders of the Company who have received this Proxy Statement from their broker or other fiduciary should have received instructions for directing how that broker or fiduciary should vote the stockholder’s shares. It will be the broker’s or fiduciary’s responsibility to vote the stockholder’s shares for the stockholder in the manner directed. The stockholder must complete, execute and return the voting instruction form in the envelope provided by the broker.

Under the rules of the New York Stock Exchange (the “NYSE”), brokers generally may vote on routine matters, such as the ratification of an independent public accounting firm, but may not vote on non-routine matters unless they have received voting instructions from the person for whom they are holding shares. If there is a non-routine matter presented to stockholders at a meeting and the stockholder’s broker or fiduciary does not receive instructions from the stockholder on how to vote on that matter, the broker or fiduciary will return the Proxy Card to the Company, indicating that he or she does not have the authority to vote on that matter. This is generally referred to as a “broker non-vote” and may affect the outcome of the voting on those matters, as discussed below.

The proposals described in this Proxy Statement for the approval of the amendment to the Company’s Charter and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2017 are considered routine matters under the NYSE rules. Each of the other proposals is considered a non-routine matter under NYSE rules and could result in broker non-votes. Broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the result of the vote for these non-routine matters. However, broker non-votes will be counted for quorum purposes. We therefore encourage stockholders to provide directions to their broker as to how the stockholder wants their shares voted on all matters to be brought before the Annual Meeting. The stockholder should do this by carefully following the instructions the broker gives the stockholder concerning its procedures. This ensures that the stockholder’s shares will be voted at the meeting.

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PROPOSAL 1

ELECTION OF DIRECTORS

Pursuant to the Company’s Charter, the maximum number of members allowed to serve on the Company’s Board of Directors is twelve. The Board of Directors of the Company currently consists of seven seats. Each of the directors is serving for a term of one year and until his successor is duly elected and qualified. The Company’s Nominating/Corporate Governance Committee identifies and recommends individuals for service on the Board of Directors, and the Board of Directors then either approves or rejects in whole all of such nominees.

The Board of Directors has nominated Peter E. Baccile, Matthew S. Dominski, Bruce W. Duncan, H. Patrick Hackett, Jr., John Rau, L. Peter Sharpe and W. Ed Tyler to serve as directors (the “Nominees”). All of the Nominees are currently serving as directors of the Company. Each of the Nominees has consented to be named as a nominee in this Proxy Statement. The Board of Directors anticipates that each of the Nominees will serve as a director if elected. However, if any person nominated by the Board of Directors is unable to accept election, the proxies will vote for the election of such other person or persons as the Board of Directors may recommend.

The Board of Directors recommends a vote FOR each of the Nominees.

INFORMATION REGARDING THE NOMINEES

The following biographical descriptions set forth certain information with respect to the seven Nominees for election as directors and certain executive officers, based on information furnished to the Company by such persons. The following information is as of the Record Date unless otherwise specified.

Peter E. Baccile	Director since 2016

Mr. Baccile, 54, has served as President of the Company since September 2016 and assumed the CEO position from Bruce Duncan in December 2016. He brings more than 30 years of management, real estate and financial expertise to the Company. Prior to joining the Company, he served as Joint Global Head of the Real Estate, Lodging and Leisure Group within UBS Securities, LLC’s investment banking division from June 2012 to September 2016. Prior to that, Mr. Baccile served in various senior leadership roles during his 26-year tenure at J.P. Morgan. Most recently, he was Vice Chairman of J.P. Morgan Securities Inc. He also served as Co-Head of the General Industries Investment Banking Coverage Group which encompassed Real Estate, Lodging, Gaming, Diversified Industrials, Paper Packing and Building Products, and Transportation. Before that he served as Global Head of J.P. Morgan’s Real Estate, Lodging and Gaming Investment Banking group for 10 years. Mr. Baccile is a member of the National Association of Real Estate Investment Trusts (NAREIT) and The Real Estate Roundtable where he was past Chairman of the Real Estate Capital Policy advisory committee. He is a past trustee of the International Council of Shopping Centers (ICSC) and the Urban Land Institute (ULI). Mr. Baccile’s extensive experience in real estate management and finance is critical to his ability to lead the Company as its Chief Executive Officer, and is a valuable asset to the Board of Directors. Moreover, as the Company’s Chief Executive Officer, Mr. Baccile brings to our Board of Directors his in-depth knowledge of our business, strategy, operations, competition and financial position. Mr. Baccile’s membership on the Board of Directors is critical to ensuring appropriate coordination and communication between the Company’s executive officers and the Board of Directors.

Matthew S. Dominski	Director since 2010

Mr. Dominski, 62, has been a director of the Company since March 2010. He also presently serves as a director of CBL & Associates Properties, Inc., a shopping mall real estate investment trust in the United States. From 1993 through 2000, Mr. Dominski served as Chief Executive Officer of Urban Shopping Centers (“Urban”), formerly one of the largest regional mall property companies in the country and also a publicly traded real estate investment trust. Following the purchase of Urban by Rodamco North America in 2000, Mr. Dominski served as Urban’s President until 2002. In 2003, Mr. Dominski formed Polaris Capital, LLC, a Chicago, Illinois

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based real estate investment firm of which he was joint owner through 2013. From 1998 until 2004, Mr. Dominski served as a member of the Board of Trustees of the International Council of Shopping Centers. Mr. Dominski’s extensive experience leading other public and private real estate companies, both as a senior executive and a director, is a valuable asset to the Board of Directors.

Bruce W. Duncan	Director since 2009

Mr. Duncan, 65, has been a director of the Company since January 2009 and the Chairman of the Board of Directors since January 2016. Mr. Duncan also served as the Company’s President from January 2009 through September 2016, and its Chief Executive Officer from January 2009 through November 2016. Mr. Duncan presently serves as a director of Marriot International, Inc. (NASDAQ: MAR) and Boston Properties, Inc. (NYSE: BXP) and also serves as an Independent Director of the T. Rowe Price Funds. He formerly served as Chairman of the Board of Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”) from 2005 to September 2016. From April 2007 to September 2007, Mr. Duncan served as Chief Executive Officer of Starwood on an interim basis. Mr. Duncan also served as a director of Starwood from 1999 through September 2016 and as a trustee of the REIT subsidiary of Starwood from 1995 to 2006. He also was a senior advisor to Kohlberg Kravis & Roberts & Co. from July 2008 until January 2009. From May 2005 to December 2005, Mr. Duncan was Chief Executive Officer and Trustee of Equity Residential (NYSE: EQR) (“EQR”), a publicly traded apartment company. From January 2003 to May 2005, he was President, Chief Executive Officer and Trustee, and from April 2002 to December 2002, President and Trustee of EQR. From December 1995 until March 2000, Mr. Duncan served as Chairman, President and Chief Executive Officer of Cadillac Fairview Corporation, a real estate operating company. From January 1992 to October 1994, Mr. Duncan was President and Co-Chief Executive Officer of JMB Institutional Realty Corporation providing advice and management for investments in real estate by tax-exempt investors and from 1978 to 1992, he worked for JMB Realty Corporation where he served in various capacities, ultimately serving as Executive Vice President and a member of the Board of Directors. Mr. Duncan also currently serves on the Advisory Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). Mr. Duncan’s extensive experience leading other publicly traded real estate companies, both as a senior executive and a director, is a valuable asset to the Board of Directors. Moreover, as the Company’s former Chief Executive Officer, Mr. Duncan brings to our Board of Directors his in-depth knowledge of our business, strategy, operations, competition and financial position.

H. Patrick Hackett, Jr.	Director since 2009

Mr. Hackett, 65, has been a director of the Company since December 2009. Mr. Hackett is the principal of HHS Co., an investment company located in the Chicago area. Previously, he served as the President and Chief Executive Officer of RREEF Capital, Inc. and as principal of The RREEF Funds, an international commercial real estate investment management firm. Mr. Hackett taught real estate finance at the Kellogg Graduate School of Management for 15 years when he also served on the real estate advisory boards of Kellogg and the Massachusetts Institute of Technology. He also currently serves on the board of Wintrust Financial Corporation (NASDAQ: WTFC) and Wintrust Bank and is a trustee of Northwestern University. Mr. Hackett provides the Board of Directors with valuable real estate investment and finance expertise, and the Board of Directors further benefits from Mr. Hackett’s experience on boards in the financial services sector. In addition, Mr. Hackett’s financial expertise is valuable to the Company’s Audit Committee, which he has chaired since June 2010, and we have determined him to be an “audit committee financial expert.”

John Rau	Director since 1994

Mr. Rau, 68 has been a director of the Company since June 1994 and Lead Independent Director since January 2016. Since December 2002, Mr. Rau has served as President and Chief Executive Officer and as a director of Miami Corporation, a private asset management firm. From January 1997 to March 2000, he was a director, President and Chief Executive Officer of Chicago Title Corporation, and its subsidiaries, Chicago Title and Trust Co., Chicago Title Insurance Co., Ticor Title Insurance Co. and Security Union Title Insurance Co. Mr. Rau was a director of BorgWarner, Inc. from 1997 to 2006, a director of William Wrigley Jr. Company from

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March 2005 until the company was sold to Mars, Inc. in September 2008 and a director of Nicor, Inc. from 1997 until it was sold to AGL Resources Inc. in December 2011, and continues as a director of AGL Resources Inc. Mr. Rau is the Chairman of the board of directors of BMO Financial Corp. and served as a director of LaSalle Bank, N.A. until its 2007 sale to Bank of America. From July 1993 until November 1996, Mr. Rau was Dean of the Indiana University School of Business. From 1991 to 1993, Mr. Rau served as Chairman of the Illinois Economic Development Board and as special advisor to Illinois Governor Jim Edgar. From 1990 to 1993, he was Chairman of the Banking Research Center Board of Advisors and a Visiting Scholar at Northwestern University’s J.L. Kellogg Graduate School of Management. During that time, he also served as Special Consultant to McKinsey & Company, a worldwide strategic consulting firm. From 1989 to 1991, Mr. Rau served as President and Chief Executive Officer of LaSalle National Bank. From 1979 to 1989, he was associated with The Exchange National Bank, serving as President from 1983 to 1989, at which time The Exchange National Bank merged with LaSalle National Bank. Prior to 1979, he was associated with First National Bank of Chicago. Mr. Rau’s extensive experience in the banking and title insurance industries provides the Board of Directors with valuable insight into the matters of corporate and real estate finance, as well as financial services management and risk management. Moreover, Mr. Rau’s financial expertise is valuable to the Company’s Audit Committee, on which he currently serves.

L. Peter Sharpe	Director since 2010

Mr. Sharpe, 70, has been a director of the Company since November 2010. He served as President and Chief Executive Officer of Cadillac Fairview Corporation from March 2000 through December 31, 2010. Prior to March 2000, Mr. Sharpe held various positions at Cadillac Fairview Corporation, including serving as its Executive Vice President of Operations from 1990 to 2000. Mr. Sharpe currently serves as a director of Postmedia Network Canada Corp., Morguard Corporation, Allied Properties Real Estate Investment Trust and Multiplan Empreendimentos Imobiliários S.A. (Bovespa: MULT3), one of the leading developers, owners and operators of shopping centers in Brazil. From 2009 through 2010, Mr. Sharpe served as Chairman of the Board of Directors of the International Council of Shopping Centers, the global trade association of the shopping center industry. Previously, Mr. Sharpe served as a director on the boards of Legacy REIT, from 1997 to 2001, and Fairmont Hotels & Resorts, from 2001 to 2006. Mr. Sharpe’s experience managing large real estate development companies, and serving on the boards of real estate investment trusts, has provided him with real estate knowledge and corporate organizational skills that benefit our Board of Directors. In addition to his executive experience, inclusive of managing a substantial real estate entity for an institutional ownership constituency, Mr. Sharpe has a substantial background in real estate investment leasing and operations. Moreover, Mr. Sharpe’s financial expertise, and his experience serving on the Audit Committees of other publicly traded real estate companies, is valuable to the Company’s Audit Committee.

W. Ed Tyler	Director since 2000

Mr. Tyler, 64, has been a director of the Company since March 2000, served as Lead Director from October 2008 to January 2009 and served as non-executive Chairman of the Board of Directors from January 2009 to January 2016. Mr. Tyler also served as the Company’s interim Chief Executive Officer from October 2008 to January 2009. Mr. Tyler is a director of Nanophase Technologies Corporation (OTCQB: NANX). Mr. Tyler was appointed CEO of Ideapoint Ventures in 2002. Ideapoint Ventures is an early stage venture fund that focuses on nanotechnologies. Prior to joining Ideapoint Ventures, Mr. Tyler served as Chief Executive Officer and a director of Moore Corporation Limited, a provider of data capture, information design, marketing services, digital communications and print solutions, from 1998 to 2000. Prior to joining Moore Corporation, Mr. Tyler served in various capacities at R.R. Donnelley & Sons Company, most recently as Executive Vice President and Chief Technology Officer, from 1997 to 1998, and as Executive Vice President and Sector President of Donnelley’s Networked Services Sector, from 1995 to 1997. Mr. Tyler’s extensive experience as a senior executive and director of other companies, both private and publicly traded, is valuable to the Board of Directors.

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INFORMATION REGARDING EXECUTIVE OFFICERS AND OTHER SENIOR MANAGEMENT

Scott A. Musil

Mr. Musil, 49, has been Chief Financial Officer of the Company since March 2011. He served as acting Chief Financial Officer of the Company from December 2008 to March 2011. Mr. Musil also has served as Senior Vice President of the Company since March 2001, Treasurer of the Company since May 2002 and Assistant Secretary of the Company since August 2014. Mr. Musil previously served as Controller of the Company from December 1995 to March 2012, Assistant Secretary of the Company from May 1996 to March 2012 and July 2012 to May 2014, Vice President of the Company from May 1998 to March 2001, Chief Accounting Officer from March 2006 to May 2013 and Secretary from March 2012 to July 2012 and May 2014 to August 2014. Prior to joining the Company, he served in various capacities with Arthur Andersen & Company, culminating as an audit manager specializing in the real estate and finance industries. Mr. Musil also presently serves as a director and the chair of the audit committee of HC Government Realty Trust, Inc., a public real estate investment trust focused on federally-leased, single tenant properties. Mr. Musil is a non-practicing certified public accountant. His professional affiliations include the American Institute of Certified Public Accountants and NAREIT.

Johannson L. Yap

Mr. Yap, 54, has been the Chief Investment Officer of the Company since February 1997 and Executive Vice President — West Region since March 2009. From April 1994 to February 1997, he served as Senior Vice President — Acquisitions of the Company. Prior to joining the Company, Mr. Yap joined The Shidler Group, a former affiliate of the Company, in 1988 as an acquisitions associate, and became Vice President in 1991, with responsibility for acquisitions, property management, leasing, project financing, sales and construction management functions. His professional affiliations include Urban Land Institute, NAREIT and the Council of Logistics Management, and he serves as a member of both the Board of Advisors for the James Graaskamp Center for Real Estate at the University of Wisconsin and the Advisory Board of the Kelley School of Business of the University of Indiana, Center for Real Estate Studies.

David G. Harker

Mr. Harker, 58, has been Executive Vice President — Central Region of the Company since March 2009. From April 2005 to March 2009 he served as Executive Director — Investments of the Company. From 2002 to April 2005, he served as a Senior Regional Director of the Company and from 1998 to 2002 he served as a Regional Director of the Company, with responsibility for the Company’s portfolio in Nashville, St. Louis, Louisville and Memphis. Prior to joining the Company, Mr. Harker was a Vice President of the Trammell Crow Company from 1992 to 1998.

Peter O. Schultz

Mr. Schultz, 54, has been Executive Vice President — East Region of the Company since March 2009. From January 2009 to March 2009 he served as Senior Vice President — Portfolio Management of the Company. From November 2007 to December 2008, he served as a Managing Director of the Company, with responsibility for the Company’s East Region. From September 2004 to November 2007, he served as a Vice President — Leasing of the Company, with responsibility for the Company’s leasing team and asset management plan implementation in the East Region. From January 2001 to September 2004, he served as a Senior Regional Director of the Company, with responsibility for the Company’s portfolio in Eastern Pennsylvania and Southern New Jersey. From March 1998 to December 2000, he served as a Regional Director of the Company, with responsibility for the Company’s portfolio in Eastern Pennsylvania. Prior to joining the Company, Mr. Schultz served as President and Managing Partner of PBS Properties, Inc. from November 1990 to March 1998, prior to which time he was Director of Marketing and Sales for the Pickering Group and Morgantown Properties. His professional affiliations include the National Association of Industrial and Office Properties.

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THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board of Directors.    The Board of Directors currently consists of seven seats. A majority of the members of the Board of Directors are independent as affirmatively determined by the Board of Directors. In determining the independence of its members, the Board of Directors applied the independence standards and tests set forth in Sections 303A.02(a) and (b) of the Listed Company Manual of the NYSE.

Applying such standards, the Board of Directors has affirmatively determined that each of Messrs. Dominski, Hackett, Rau, Sharpe and Tyler are independent directors.

The Board of Directors held eleven meetings and acted three times by unanimous consent during 2016. Each of the directors serving in 2016 attended at least 75% of the total number of meetings of the Board of Directors and of the respective committees of the Board of Directors of which he was a member. Although the Company does not have a formal policy regarding director attendance at Annual Meetings of Stockholders, all of the directors then serving attended the 2016 Annual Meeting of Stockholders. During 2016, Mr. Duncan, in his capacity as Chairman of the Board, presided at meetings of all of the directors and Mr. Rau, in his capacity as Lead Independent Director, presided at meetings of non-management directors.

The Board of Directors has adopted Corporate Governance Guidelines to reflect the principles by which it operates. These guidelines, as well as the charters of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee of the Board of Directors, are accessible at the investor relations page of the Company’s website at www.firstindustrial.com and are available in print free of charge to any stockholder or other interested party who requests them. The Company has adopted a Code of Business Conduct and Ethics, which includes the principles by which the Company expects its employees, officers and directors to conduct Company business. It is accessible at the investor relations page of the Company’s website at www.firstindustrial.com and is available in print free of charge to any stockholder or other interested party who requests it. The Company intends to post on its website amendments to, or waivers from, any provision of the Company’s Code of Business Conduct and Ethics. The Company also posts or otherwise makes available on its website from time to time other information that may be of interest to investors and other interested parties. However, none of the information provided on the Company’s website is part of the proxy solicitation material. See “Other Matters — Incorporation by Reference” herein.

The Board of Directors has appointed an Audit Committee, a Compensation Committee, an Investment Committee and a Nominating/Corporate Governance Committee.

Audit Committee.    The Audit Committee is directly responsible for the appointment, discharge, compensation, and oversight of the work of any independent registered public accounting firm employed by the Company for the purpose of preparing or issuing an audit report or related work. In connection with such responsibilities, the Audit Committee approves the engagement of independent public accountants, reviews with the independent public accountants the audit plan, the audit scope, and the results of the annual audit engagement, pre-approves audit and non-audit services and fees of the independent public accountants, reviews the independence of the independent public accountants and reviews the adequacy of the Company’s internal control over financial reporting.

The Audit Committee currently consists of Messrs. Hackett, Sharpe and Rau. Each of Messrs. Hackett, Sharpe and Rau is, in the judgment of the Company’s Board of Directors, independent as required by the listing standards of the NYSE and the rules of the SEC. Also, in the judgment of the Company’s Board of Directors, each member is financially literate as required by the listing standards of the NYSE. Further, in the judgment of the Company’s Board of Directors, Mr. Hackett is an “audit committee financial expert,” as such term is defined in the SEC rules, and has “accounting or related financial management expertise,” as defined in the listing standards of the NYSE. See Mr. Hackett’s biography on page 4. Mr. Hackett is also the current Chairman of the Audit Committee. The Audit Committee met five times in 2016.

Compensation Committee.    The Compensation Committee has overall responsibility for approving and evaluating the compensation plans, policies and programs relating to the executive officers of the Company. The Compensation Committee administers the First Industrial Realty Trust, Inc. 2011 Stock Incentive Plan (the “2011

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Stock Plan”) and the First Industrial Realty Trust, Inc. 2014 Stock Incentive Plan (the “2014 Stock Plan”), and has the authority to grant awards under the 2014 Stock Plan. The Compensation Committee currently consists of Mr. Tyler and Mr. Sharpe, both of whom are, in the judgment of the Company’s Board of Directors, independent as required by the listing standards of the NYSE. Mr. Sharpe currently serves as the Chairman of the Compensation Committee. The Compensation Committee met four times in 2016 and acted by unanimous written consent once in 2016.

Investment Committee.    The Investment Committee provides oversight and discipline to the investment process. Investment opportunities are described in written reports based on detailed research and analyses in a standardized format applying appropriate underwriting criteria. The Investment Committee meets with the Company’s investment personnel, reviews each submission thoroughly and approves acquisitions and dispositions of land of greater than $5 million and all other acquisitions, dispositions and development projects of greater than $20 million. The Investment Committee makes a formal recommendation to the Board of Directors for all acquisitions, dispositions and development projects in excess of $50 million. The membership of the Investment Committee currently consists of Messrs. Hackett, Baccile, Dominski and Duncan. The Investment Committee met four times in 2016.

Nominating/Corporate Governance Committee.    The Nominating/Corporate Governance Committee recommends individuals for election as directors at the Annual Meeting of Stockholders of the Company and in connection with any vacancy that may develop on the Board of Directors. In turn, the Board of Directors as a whole either approves by a majority vote all of the nominations so recommended by the Nominating/Corporate Governance Committee or rejects all of the nominations in whole, but not in part. In the event that the Board of Directors rejects the recommended nominations, the Nominating/Corporate Governance Committee would develop a new recommendation. In addition, the Nominating/Corporate Governance Committee develops and oversees the Company’s corporate governance policies. The membership of the Nominating/Corporate Governance Committee currently consists of Messrs. Dominski, Hackett and Rau, each of whom, in the judgment of the Board of Directors, is independent as required by the listing standards of the NYSE. Mr. Rau is the current Chairman of the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee held one regular meeting during 2016 and met in March 2017 to determine its nominations for this Proxy Statement. Additionally, in 2016, the Nominating/Corporate Governance Committee led the search for our new Chief Executive Officer and met six times during 2016 for this purpose.

The Nominating/Corporate Governance Committee will consider nominees recommended by stockholders of the Company. In order for a stockholder to nominate a candidate for election as a director at an Annual Meeting, proper notice must be given in accordance with our Bylaws and applicable SEC regulations to the Secretary of the Company. Pursuant to our Bylaws and applicable SEC regulations, such notice of a director nominee must be provided to the Secretary of the Company not more than 150 days and not less than 120 days prior to the first anniversary of the date the Company’s proxy statement for the prior year’s Annual Meeting of Stockholders was released to stockholders. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future.

In general, it is the Nominating/Corporate Governance Committee’s policy that, in its judgment, its recommended nominees for election as members of the Board of Directors of the Company must, at a minimum, have business experience of a breadth, and at a level of complexity, sufficient to understand all aspects of the Company’s business and, through either experience or education, have acquired such knowledge as is sufficient to qualify as financially literate. In addition, recommended nominees must be persons of integrity and be committed to devoting the time and attention necessary to fulfill their duties to the Company. While the Nominating/Corporate Governance Committee has not adopted a formal diversity policy, diversity is one of the factors that the Nominating/Corporate Governance Committee considers in identifying director nominees. As part of the nomination process, the Nominating/Corporate Governance Committee evaluates how a particular individual would affect the diversity of the Company’s Board of Directors in terms of how that person may contribute to the Board of Directors’ overall balance of perspectives, backgrounds, knowledge, experience, skill sets and expertise in matters pertaining to the Company’s business.

PROXY STATEMENT

The Nominating/Corporate Governance Committee may identify nominees for election as members of the Board of Directors through its own sources (including through nominations by stockholders made in accordance with our Bylaws), through sources of other directors of the Company, and through the use of third-party search firms. Subject to the foregoing minimum standards, the Nominating/Corporate Governance Committee will evaluate each nominee on a case-by-case basis, assessing each nominee’s judgment, experience, independence, understanding of the Company’s business or that of other related industries, and such other factors as the Nominating/Corporate Governance Committee concludes are pertinent in light of the current needs of the Company’s Board of Directors.

Communications by Stockholders and Other Interested Parties.    Stockholders of the Company and other interested parties may send communications to the Board of Directors as a whole, its individual members, its committees or its non-management members as a group. Communications to the Board of Directors as a whole should be addressed to “The Board of Directors;” communications to any individual member of the Board of Directors should be addressed to such individual member; communications to any committee of the Board of Directors should be addressed to the Chairman of such committee; and communications to non-management members of the Board of Directors as a group should be addressed to the Lead Independent Director. In each case, communications should be further addressed “c/o First Industrial Realty Trust, Inc., 311 South Wacker Drive, Suite 3900, Chicago, Illinois 60606.” All communications will be forwarded to their respective addressees and, if a stockholder marks his or her communication “Confidential,” will be forwarded directly to the addressee.

Board Leadership Structure and Lead Independent Director.    Our Board of Directors recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management and a fully-engaged, high-functioning Board of Directors. In establishing the structure of the Board of Directors, we believe that the objective is to strengthen the independence and general role of the Board of Directors with appropriate checks and balances on the power, actions and performance of our Chief Executive Officer. As a result of Mr. Duncan’s decision to retire as our Chief Executive Officer as of the end of 2016, which was announced in January 2016, the Board of Directors determined it was appropriate to have Mr. Duncan serve as both Chairman of the Board and Chief Executive Officer until his successor as Chief Executive Officer was identified and engaged. As a result, the Board of Directors also determined it appropriate to appoint a Lead Independent Director position to provide leadership to our independent directors and liaise on their behalf with our Chief Executive Officer and our Chairman as may be appropriate. The Board of Directors chose Mr. Rau, the Chairman of its Nominating/Corporate Governance Committee, to serve as this Lead Independent Director. With Mr. Duncan continuing to serve as Chairman following the engagement of Mr. Baccile as Chief Executive Officer in December 2016, the Board of Directors continues to believe it is appropriate to maintain the Lead Independent Director position. Mr. Rau, as Lead Independent Director, chairs the executive sessions of the independent directors and is empowered to call meetings of the independent directors of the Board of Directors. The Lead Independent Director also has the authority to approve information sent to the Board of Directors, as well as meeting agendas and schedules, to ensure that there is sufficient time for discussion of all agenda items.

Board Oversight of Risk Management.    The Board of Directors oversees the business of the Company and our stockholders’ interests in the long-term financial strength and overall success of the Company’s business. In this respect, the Board of Directors is responsible for overseeing the Company’s risk management. The Board of Directors delegates many of these functions to the Board’s committees. Each committee of the Board of Directors is responsible for reviewing the risk exposure of the Company related to the committees’ areas of responsibility and providing input to the Board of Directors on such risks. The Board of Directors and its committees regularly review material strategic, operational, financial, compensation and compliance risks with management.

For example, under its charter, the Audit Committee is required to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to the stockholders, the systems of internal controls that management and the Board of Directors have established and the audit process. The Audit Committee is responsible for facilitating communication between the Company’s independent auditors

PROXY STATEMENT

and the Board of Directors and management, and for reviewing with the independent auditors the adequacy of the Company’s internal controls. The Audit Committee also reviews with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

Similarly, the Compensation Committee strives to adopt compensation incentives that encourage appropriate risk-taking behavior that is consistent with the Company’s long-term business strategy. We do not believe that our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The Compensation Committee has focused on aligning our compensation policies with our stockholders’ long-term interests and avoiding short-term rewards for management or awards that encourage excessive or unnecessary risk taking. For example, a substantial amount of compensation provided to the Company’s executive officers is in the form of equity awards for which the ultimate value of the award is tied to the Company’s stock price and which are subject to long-term vesting schedules thereby aligning their interests with our stockholders. In addition, annual cash and equity bonuses provided to management under the 2016 Employee Bonus Plan (as defined on page 15) were contingent, among other factors, upon the Company’s satisfaction of prescribed levels of funds from operations (“FFO”), same store net operating income growth and fixed charge coverage ratio. Because these awards are directly tied to increased financial performance and stock price, in line with our stockholders’ interests, we believe that none of these types of awards contribute to excessive or unnecessary risk taking.

DIRECTOR COMPENSATION

Compensation of non-employee directors is reviewed annually by the Compensation Committee of the Board of Directors, which makes any recommendations of compensation changes to the entire Board of Directors. Non-employee directors are not entitled to retirement benefits, incentive compensation or perquisites for their service, although they are reimbursed for their out-of-pocket expenses for meeting attendance.

Compensation for non-employee directors of the Company currently consists of an annual cash director’s fee of $70,000 and an annual grant of restricted Common Stock with a grant date fair value of approximately $70,000. No fees are paid for attendance at in-person or telephonic meetings of the Board of Directors and its committees. Additional annual fees are paid in cash for service as Chairman of the Audit Committee, Chairman of the Compensation Committee and Chairman of the Nominating/Corporate Governance Committee in amounts of $30,000, $20,000 and $15,000, respectively, and for non-chair service on the Audit Committee, the Compensation Committee, the Investment Committee and the Nominating/Corporate Governance Committee in amounts of $9,000, $7,500, $7,500 and $6,000, respectively. Our Lead Independent Director and Chairman receive additional fees of $25,000 and $50,000, respectively. For 2016, Mr. Rau did not receive additional fees for service as Lead Independent Director, Mr. Tyler received a pro-rated fee of $2,747 for his service as Chairman of the Board of Directors in January, and Mr. Duncan did not receive additional fees for service as Chairman of the Board of Directors for the remainder of the year. In 2017, Messrs. Rau and Duncan will be paid the above described fees for their service as Lead Independent Director and as Chairman of the Board of Directors, respectively.

Mr. Baccile, our Chief Executive Officer, receives no additional compensation for his service on our Board of Directors. Mr. Duncan, our former Chief Executive Officer, received no additional compensation for his service on our Board of Directors for 2016. In 2017, Mr. Duncan will receive compensation for service on our Board of Directors as a non-employee director and Chairman of the Board of Directors.

PROXY STATEMENT

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total Compensation ($)
Matthew S. Dominski	83,500	69,986	153,486
H. Patrick Hackett, Jr.	113,500	69,986	183,486
John Rau	94,000	69,986	163,986
L. Peter Sharpe	99,000	69,986	168,986
W. Ed Tyler	79,835	69,986	149,821

(1)

Represents 2,892 shares of restricted Common Stock granted to Messrs. Dominski, Hackett, Rau, Sharpe and Tyler during 2016 and reflect the aggregate grant date fair value of each award as determined under the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”). See note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of the assumptions used in valuing our 2016 awards.

PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

2016 ACCOMPLISHMENTS

2016 was a successful year for the Company, marked by continued execution of our strategy: driving long-term cash flow growth and value for stockholders through leasing, enhancing our portfolio through new developments and acquiring and selling select properties and maintaining our strong balance sheet.

Decisions by the Board of Directors on executive compensation are reflective of the Company’s strong performance during the year, including:

•	Delivering total return to stockholders of 30.5%;

•	Growing our Common Stock dividend by 49.0%;

•	Maintaining high levels of in-service portfolio occupancy, ending the year at 96.0%;

•	Growing cash rental rates on new and renewal leases by 6.6%;

•

Placing in service 11 buildings totaling 3.3 million square feet that were 98% leased at December 31, 2016, with a total estimated investment of $210.1 million, comprised of three buildings in Southern California, two each in Dallas and Pennsylvania, and one each in Atlanta, Chicago, New Jersey and Phoenix;

•

Starting four additional developments totaling 2.4 million square feet, comprised of two in Southern California, and one each in Chicago and Phoenix, with an estimated total investment of $167.2 million;

•	Acquiring six industrial properties comprising 709,000 square feet plus several development sites for a total of $111.1 million; and

•	Selling 63 industrial properties totaling 3.9 million square feet for a total of $169.9 million.

OBJECTIVES AND DESIGN OF COMPENSATION PROGRAM

The Company maintains the philosophy that compensation of its executive officers and other employees should serve the best interests of the Company’s stockholders. Accordingly, the Company believes that its executive compensation program should not only serve to attract and retain talented and capable individuals, but should also provide them with proper incentives linked to performance criteria that are designed to maximize the Company’s overall performance. To this end, the Company’s compensation program consists of a mix of compensation that is intended to compensate executive officers for their contributions during the year, and to reward them for achievements that lead to increased Company performance and increases in stockholder value.

THE EXECUTIVE COMPENSATION PROCESS AND THE ROLE OF EXECUTIVE OFFICERS IN COMPENSATION DECISIONS

The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) has overall responsibility for approving and evaluating the compensation plans, policies and programs relating to the executive officers of the Company. The Compensation Committee typically formulates compensation beginning in December of the prior fiscal year and continuing through the first quarter of the applicable fiscal year, by setting that year’s salary and, if applicable, maximum cash and equity bonuses for the Company’s employees, including those named executive officers listed in the Summary Compensation Table on page 23 (the “Named Executive Officers”). Also, typically in the first quarter of the applicable fiscal year, the Compensation Committee adopts, and the full Board of Directors ratifies, the performance criteria to be used for that year in determining the incentive compensation of the Company’s employees, including the Named Executive Officers, other than those covered by separate plans or agreements. Then, after the end of the applicable fiscal year, the Compensation Committee meets to determine incentive compensation to be paid to the Company’s employees, including the Named Executive Officers, with respect to that year, pursuant to the performance criteria or, as applicable, pursuant to separate plans or agreements. Per such determination, the Company pays cash bonuses and issues restricted Common Stock, typically in February or March.

PROXY STATEMENT

Historically, the Company’s Chief Executive Officer and Chief Financial Officer have participated in meetings with the Compensation Committee at various times throughout the year. During the first quarter of the applicable fiscal year, they typically meet with the Compensation Committee to present and discuss recommendations with respect to the applicable fiscal year’s salaries and maximum cash and equity bonuses for the Named Executive Officers, other than themselves. Also, in the first quarter of each year, they typically meet with the Compensation Committee to present and discuss recommendations with respect to incentive compensation for the year just ended. In addition, they traditionally meet with the Compensation Committee regarding employment agreements that the Company has entered into (if any) and, if a compensation consultant has been engaged by the Compensation Committee to evaluate the Company’s compensation programs, assist the Compensation Committee in providing compensation information to such consultant. However, neither our Chief Executive Officer nor our Chief Financial Officer participates in any decisions or determinations with respect to their own compensation.

Periodically, though not every year, the Company and the Compensation Committee engage the services of outside consultants to evaluate the Company’s executive compensation program. The Compensation Committee did not use the services of an independent compensation consultant during 2016. The Compensation Committee retains the discretion to engage a compensation consultant to review our executive compensation program. Consistent with SEC rules, the Company will assess any conflicts of interest and determine that the retention of any compensation consultant to advise the Compensation Committee concerning executive compensation matters will not create a conflict of interest prior to such engagement.

The Compensation Committee previously used independent compensation consultants FPL Associates, L.P. (“FPL”) to, among other things: (1) assist the Compensation Committee in applying our compensation philosophy for the Named Executive Officers, including the determination of the portion of total compensation awarded in the form of base salary, annual incentives and equity-based compensation, as well as selecting the appropriate performance metrics and levels of performance; (2) analyze compensation conditions among the Company’s peers, and assess the competitiveness and appropriateness of compensation levels for the Named Executive Officers; (3) recommend to the Compensation Committee any modifications or additions to the Company’s existing compensation programs that it deemed advisable; (4) make specific recommendations to the Compensation Committee for base salary, annual incentives and equity-based awards for the Named Executive Officers; and (5) assist with the establishment of the Long-Term Incentive Program (as described in greater detail starting on page 18 under “Long-Term Incentive Program”).

As part of its review in 2013, FPL surveyed the compensation programs of 30 real estate companies. This peer group, which was referenced primarily to gauge the general appropriateness of the Company’s overall executive compensation structure, included the following companies, 15 of which at such time had a total capitalization smaller than the Company’s and 15 of which at such time had a total capitalization larger than the Company’s:

Acadia Realty Trust	American Assets Trust, Inc.	Ashford Hospitality Trust, Inc.
Colonial Properties Trust	CubeSmart	DCT Industrial Trust Inc.
DiamondRock Hospitality Company	Dupont Fabros Technology, Inc.	EastGroup Properties, Inc.
EPR Properties	Equity One, Inc.	Extra Space Storage Inc.
Felcor Lodging Trust Incorporated	Glimcher Realty Trust	Hersha Hospitality Trust
LaSalle Hotel Properties	Lexington Realty Trust	Medical Properties Trust, Inc.
Omega Healthcare Investors, Inc.	Pennsylvania Real Estate Investment Trust	Post Properties, Inc.
PS Business Parks, Inc.	RLJ Lodging Trust	Saul Centers, Inc.
Sovran Self Storage, Inc.	Strategic Hotels & Resorts, Inc.	Sun Communities, Inc.
Sunstone Hotel Investors, Inc.	W. P. Carey Inc.	Washington Real Estate Investment Trust

The Compensation Committee used the peer group data provided in connection with FPL’s survey not as a benchmark per se, but rather as a reference point to gauge generally the appropriateness of the Company’s executive compensation programs.

PROXY STATEMENT

EXECUTIVE COMPENSATION COMPONENTS

The components of the Company’s executive compensation program are base salary, cash and equity incentive bonuses, benefits and perquisites. Each component of the Company’s executive compensation program is intended to attract and retain talented, capable individuals to the Company’s executive ranks.

Base salary, benefits and perquisites are intended to provide a level of fixed compensation to the Named Executive Officers for services rendered during the year. Increases to base salary are typically a function of individual performance and general economic conditions. Benefits and perquisites that are generally available to the Company’s employees, including the Named Executive Officers, currently include: premiums paid on term life, short-term and long-term disability insurance; standard health insurance; and 401(k) matching contributions. Car allowances are offered to select employees of the Company, including some of the Named Executive Officers. In addition, Mr. Baccile is provided certain relocation benefits as provided in his employment agreement.

Incentive bonuses, by contrast, are linked to, and are a function of, the achievement of performance criteria that are designed with the intention of incentivizing the Named Executive Officers to maximize the Company’s overall performance. Incentive bonuses are awarded as cash or equity or a combination thereof. The Compensation Committee does not have a specific policy regarding the mix of cash and non-cash compensation awarded to the Named Executive Officers. Although the exact percentages vary among individuals, equity comprises approximately 45-50% of the potential incentive bonuses for the Named Executive Officers as a group. For our Chief Executive Officer, the mix of cash and equity compensation he is entitled to receive is set forth in his employment agreement. Additionally, his annual incentive bonuses will typically be payable in a combination of cash and shares of restricted Common Stock, and it is expected that the portion paid in restricted Common Stock will be proportionate to the equity incentive compensation received by the Company’s executive officers generally.

Historically, base salary, benefits and perquisites have made up approximately 20-30% of a Named Executive Officer’s total compensation in a typical year, while cash and equity incentive compensation has comprised the remaining portion. Although this mix may vary from year to year, the Compensation Committee strives to ensure that the Named Executive Officers’ compensation is largely performance-based.

The Compensation Committee believes that restricted Common Stock awards and LTIP Awards (as defined on page 18) play an important role in aligning management’s interests with those of the Company’s stockholders in that restricted Common Stock and Performance Units (other than the vesting and transfer restrictions applicable to them) are economically equivalent to stockholders’ Common Stock. For this reason, restricted Common Stock and LTIP Awards have been a significant part of executive compensation, although the Compensation Committee may use other forms of equity compensation in the future.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We have determined that our stockholders should vote on a say-on-pay proposal each year, consistent with the preference expressed by our stockholders at our 2011 Annual Meeting of Stockholders. While the results of each of these votes is non-binding, we believe that presenting this matter to our stockholders annually is an important means of obtaining investor feedback on our compensation policies.

At our 2016 Annual Meeting of Stockholders, approximately 98% of the votes cast in the vote on the compensation of our Named Executive Officers as disclosed in the proxy statement for that meeting were in favor of such compensation and, as a result, the compensation of our Named Executive Officers was approved by our stockholders on an advisory basis. The Compensation Committee believes that these votes reflect our stockholders’ affirmation of our compensation philosophy and the manner in which we compensate our executives. In light of this support, the Board of Directors and Compensation Committee elected not to make any changes to our executive compensation policies at this time.

To the extent that the advisory vote conducted at our 2017 Annual Meeting indicates a lack of support for the compensation of our Named Executive Officers as disclosed in this Proxy Statement, we plan to consider our stockholders’ concerns and expect that the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

PROXY STATEMENT

SETTING EXECUTIVE COMPENSATION

Base Salary

The Company provides the Named Executive Officers with base salary to compensate them for services rendered during the fiscal year. The base salaries of the Named Executive Officers are a function of either the minimum base salaries specified in their employment agreements or the base salary negotiated at the time of an executive’s initial employment, and any subsequent changes to such base salaries approved by the Compensation Committee. In determining changes to such base salaries for any year, the Compensation Committee considers individual performance of the Named Executive Officers in the most recently completed year, including organizational and management development and leadership exhibited from year-to-year. The Compensation Committee also considers, but does not specifically benchmark compensation to, peer information provided by compensation consultants. The Compensation Committee also considers general economic conditions prevailing at the end of such year, when the changes for the following year are typically determined. The Company does not guarantee annual base salary increases to anyone. In September 2016, the Company entered into an employment agreement with Mr. Baccile that provides, among other things, for a minimum annual base salary of $750,000. For 2016, the base salaries paid to the other Named Executive Officers remained unchanged as reflected in the Summary Compensation Table of this Proxy Statement.

Annual Incentive Bonuses

The Company provides its senior executives with annual incentive compensation, which currently includes cash and equity awards, in the form of restricted Common Stock, to incentivize and reward them for Company and individual performance. The Company does not guarantee annual bonuses to anyone, except that Mr. Baccile’s employment agreement provides for a 2016 bonus based on target level performance and is prorated for the number of days he was employed in 2016.

2016 Employee Bonus Plan

For 2016, except for Mr. Baccile, each Named Executive Officer participated in the incentive compensation plan generally available to the Company’s employees (the “2016 Employee Bonus Plan”), which plan was recommended by the Compensation Committee and adopted by the Board of Directors on March 9, 2016.

Under the 2016 Employee Bonus Plan, a “bonus pool” is established based on the achievement by the Company of certain identified thresholds of four performance categories. These categories are (i) FFO per share (as described below), (ii) same store NOI (“SS NOI”) growth (as described below), (iii) fixed charge coverage ratio (as described below) and (iv) discretionary financial and non-financial objectives determined by the Company’s Chief Executive Officer. The Compensation Committee believes that FFO per share is an important measure of the Company’s performance because, by excluding gains or losses related to sales of previously depreciated real estate assets, real estate asset depreciation and amortization and impairment charges (reversals) recorded on depreciable real estate, FFO captures the operating results of the long-term assets that form the core of the Company’s business and makes comparison of the Company’s operating results with those of other REITs more meaningful. The Compensation Committee believes that, because our success depends largely upon our ability to lease space and to recover the operating costs associated with those leases from our tenants, SS NOI is also an important measure of the Company’s performance. Finally, the Compensation Committee believes that fixed charge coverage ratio is an important measure of the Company’s performance because it is critical to maintaining and improving the rating on the Company’s unsecured debt.

PROXY STATEMENT

Each of these performance categories may be adjusted by the Compensation Committee in its discretion to exclude the effects of certain items. The Compensation Committee assigned weighting factors to each of the performance categories, such that performance in certain categories had a more pronounced impact on the bonus pool under the 2016 Employee Bonus Plan than did performance in other categories. The weighting factors were as follows:

Category	Weighting Factor
FFO(1) per share	65%
SS NOI(2) growth	10%
Fixed charge coverage ratio(3)	10%
Discretionary objectives	15%

(1)

FFO is a non-GAAP financial measure created by NAREIT as a supplemental measure of REIT operating performance that excludes certain items from net income determined in accordance with GAAP. FFO is calculated by us in accordance with the definition adopted by the Board of Governors of NAREIT and therefore may not be comparable to other similarly titled measures of other companies. Please see the reconciliation of FFO to net income available to common stockholders contained in our Annual Report on Form 10-K filed on February 24, 2017.

(2)

SS NOI is a non-GAAP financial measure that provides a measure of rental operations and, as calculated by the Company, does not factor in depreciation and amortization, general and administrative expense, acquisition costs, interest expense, income tax benefit and expense and sale of real estate. The Company defines SS NOI as revenues minus property expenses such as real estate taxes, repairs and maintenance, property management, utilities, insurance and other expenses, minus the net operating income of properties that are not same store properties and minus the impact of straight-line rent, the amortization of lease inducements, the amortization of above/below market rent and lease termination fees. As so defined, SS NOI may not be comparable to same store net operating income or similar measures reported by other REITs that define same store properties or net operating income differently. The major factors influencing SS NOI are occupancy levels, rental rate increases or decreases and tenant recovery increases or decreases. Please see the reconciliation of same store revenues and property expenses to SS NOI contained in our Annual Report on Form 10-K filed on February 24, 2017.

(3)

The Company is a party to certain lending arrangements that require the Company to maintain a specified fixed charge coverage ratio. For purposes of the 2016 Employee Bonus Plan, the Company defined fixed charge coverage ratio in accordance with that certain Second Amended and Restated Unsecured Revolving Credit Agreement, dated as of March 10, 2015, a copy of which was filed with our Current Report on Form 8-K filed on March 12, 2015.

The Compensation Committee established performance targets relating to each performance category for the 2016 Employee Bonus Plan. The Company’s 2016 performance in the identified performance categories resulted in the following funding of the bonus pool associated with that performance category:

Category	Performance Target	Actual Result	Bonus Pool Funding%
FFO per share	$1.52(1)	$1.59(1)	119%
SS NOI growth	4.25%(2)	5.6%(2)	120%
Fixed charge coverage ratio	3.01x	3.21x	125%

(1)	Amount excludes accruals for cash bonuses and certain other items.

(2)

The Compensation Committee calculated SS NOI growth using a cumulative quarterly average as opposed to the methodology traditionally utilized in our financial reporting, which measures the year-over-year growth of our properties.

PROXY STATEMENT

The Compensation Committee determined that the funding percentage for the bonus pool with respect to the discretionary objectives should be 80% based on the Company’s overall performance in 2016, as described in greater detail on page 12 under “2016 Accomplishments.” The Company’s 2016 performance in the identified performance categories resulted in the Compensation Committee authorizing an aggregate bonus pool available under the 2016 Employee Bonus Plan in an amount up to 100% of the aggregate target maximum cash and equity bonuses of all eligible employees, including the Named Executive Officers. After determining the aggregate bonus pool available under the 2016 Employee Bonus Plan, the Compensation Committee and our Chief Executive Officer allocated individual awards based on the individual award recipients’ performance.

The target maximum bonuses for the Named Executive Officers for purposes of the 2016 Employee Bonus Plan were as follows:

Executive Officer	Target Maximum Cash Bonus (% of Base Salary)	Target Maximum Equity Bonus (% of Base Salary)
Peter E. Baccile	225%	200%
Bruce W. Duncan	225%	200%
Scott A. Musil	150%	100%
Johannson L. Yap	200%	140%
David G. Harker	150%	100%
Peter O. Schultz	150%	100%

The actual percentage of cash and equity bonuses (the “Individual Cash Percentage” and the “Individual Equity Percentage”) awarded to the Named Executive Officers were determined as described below.

The actual individual bonuses paid to the Named Executive Officers (other than Mr. Duncan and Mr. Baccile) from the bonus pool were determined by the Compensation Committee, after recommendations from our Chief Executive Officer, based upon the respective officer’s achievement of the following individual performance objectives that were approved by the Board of Directors and communicated to the officer:

Executive Officer	Individual Performance Objectives
Scott A. Musil	Progress with respect to leverage and fixed charge coverage ratios, execution of the Company’s equity offering and overall investor relations.
Johannson L. Yap	Progress with respect to investments and divestitures, completing and leasing developments and overall performance of the West Region of the Company.
David G. Harker	Progress with respect to investments, completing and leasing developments and overall performance of the Central Region of the Company.
Peter O. Schultz	Progress with respect to investments, completing and leasing developments and overall performance of the East Region of the Company.

The actual individual bonus paid to Mr. Duncan from the bonus pool was determined by the Compensation Committee based upon its assessment of the Company’s overall performance and the Company’s achievement of the corporate performance goals under the 2016 Employee Bonus Plan. The individual bonus paid to Mr. Baccile was based upon target level performance and then pro-rated based on the number of days he was employed by the Company during the fiscal year pursuant to his employment agreement.

PROXY STATEMENT

The aggregate amount of cash and equity bonuses paid to the Named Executive Officers under the 2016 Employee Bonus Plan was $6,950,671. The cash bonus payments and equity grants made in the first quarter of 2017 to each of our Named Executive Officers in settlement of awards under the 2016 Employee Bonus Plan, together with the applicable Individual Cash Percentage and Individual Equity Percentage, are reflected in the following table:

Executive Officer	Individual Cash Percentage (%)(1)	Cash Bonus Paid ($)	Individual Equity Percentage (%)(1)	Shares of Restricted Stock(2)	Grant Date Fair Value of Award ($)
Peter E. Baccile	75%	325,533	75%	10,992	288,980
Bruce W. Duncan	81%	1,550,000	94%	60,480	1,590,019
Scott A. Musil	97%	385,000	117%	11,793	310,038
Johannson L. Yap	79%	601,000	108%	21,873	575,041
David G. Harker	101%	365,000	131%	11,982	315,007
Peter O. Schultz	93%	350,000	118%	11,223	295,053

(1)	The Individual Cash Percentage and Individual Equity Percentage each reflect the actual cash bonus or equity issuance as a percentage of the respective target maximum amount for each individual.

(2)

The number of shares approved by the Compensation Committee was determined based on the $26.29 closing price of the Common Stock on February 14, 2017, which was the date the Compensation Committee approved awards under the 2016 Employee Bonus Plan.

For 2014 and 2015, the Named Executive Officers then-employed by the Company participated in an incentive compensation plan similar to the 2016 Employee Bonus Plan.

Long-Term Incentive Program

On June 25, 2013, upon recommendation from the Compensation Committee, the Board of Directors adopted the Long-Term Incentive Program (the “LTIP”), effective as of July 1, 2013. The purpose of the LTIP is to provide incentives for the achievement of longer-term sustained value creation metrics and retention by focusing on longer-term fundamentals. Awards under the LTIP are predicated on the achievement of performance metrics, which ensures that the Company is able to base awards on measurable performance factors and business results.

The Board of Directors has authorized grants of awards in 2013, 2015, 2016 and 2017 under the LTIP (the “LTIP Awards”). Other than the performance periods, each of the LTIP Awards have identical vesting criteria and other terms and conditions. Grantees of LTIP Awards were issued a specified number of performance units (“Performance Units”), each of which represents the right to receive, upon vesting, one share of Common Stock plus dividend equivalents representing any dividends that accrued with respect to such share after the issuance of the Performance Units and prior to the date of vesting. All vested Performance Units and dividend equivalents will be settled in shares of Common Stock. Dividend equivalents are subject to the same restrictions as the underlying unit award and will only be paid upon vesting.

PROXY STATEMENT

Each LTIP Award vests based upon the relative annualized total stockholder return of our Common Stock as compared to the MSCI U.S. REIT Index, with respect to 75% of the total Performance Units, and the NAREIT Industrial Index, with respect to the remaining 25% of the Performance Units, over the pre-established performance measurement period, as follows:

MSCI U.S. REIT Index Performance Units

	Total Company Stockholder Return for Performance Period Relative to Total Return for Performance Period of MSCI US REIT Index (RMS G)	Percentage of Performance Units Vested
Threshold	MSCI US REIT Index minus 2%	25%
Target	MSCI US REIT Index plus 1%	40%
Stretch	MSCI US REIT Index plus 4%	85%
Maximum	MSCI US REIT Index plus 7%	100%

NAREIT Industrial Index Performance Units

	Total Company Stockholder Return for Performance Period Relative to Total Return for Performance Period of NAREIT Industrial Index (FNINDTR)	Percentage of Performance Units Vested
Threshold	NAREIT Industrial Index minus 2%	25%
Target	NAREIT Industrial Index plus 1%	40%
Stretch	NAREIT Industrial Index plus 4%	85%
Maximum	NAREIT Industrial Index plus 7%	100%

Upon the consummation of a change of control of the Company, each grantee of an LTIP Award would become vested in a number of Performance Units based on the level of achievement of the applicable performance targets through the date of the change of control. In the event of a termination of a grantee’s employment due to death or disability, the grantee would become vested in a pro rata number of Performance Units based on the level of achievement of the applicable performance targets through the date of death or disability. In the event of termination of a grantee’s employment due to voluntary retirement, the grantee would become vested in a pro rata number of Performance Units based on the level of achievement of the applicable performance targets through the end of the original performance period.

Effective January 1, 2015, the Board of Directors authorized a grant of Performance Units under the LTIP to be made to certain employees of the Company, including each Named Executive Officer then employed by the Company (the “2015 LTIP Awards”). The performance period for the 2015 LTIP Awards began on January 1, 2015 and ends on December 31, 2017. The 2015 LTIP Awards awarded to each of our Named Executive Officers then employed by the Company were as follows:

Executive Officer	2015 LTIP Awards
Bruce W. Duncan	24,039
Scott A. Musil	24,039
Johannson L. Yap	24,039
David G. Harker	22,837
Peter O. Schultz	24,039

PROXY STATEMENT

Effective January 1, 2016, the Board of Directors authorized a grant of Performance Units under the LTIP to be made to certain employees of the Company, including each Named Executive Officer then employed by the Company (the “2016 LTIP Awards”). The performance period for the 2016 LTIP Awards began on January 1, 2016 and ends on December 31, 2018. The 2016 LTIP Awards awarded to each of our Named Executive Officers then employed by the Company were as follows:

Executive Officer	2016 LTIP Awards
Bruce W. Duncan	21,981
Scott A. Musil	21,981
Johannson L. Yap	21,981
David G. Harker	21,981
Peter O. Schultz	21,981

Effective January 1, 2017, the Board of Directors authorized a grant of Performance Units under the LTIP to be made to certain employees of the Company, including each Named Executive Officer then employed by the Company (the “2017 LTIP Awards”). The performance period for the 2017 LTIP Awards began on January 1, 2017 and ends on December 31, 2019. The 2017 LTIP Awards awarded to each of our Named Executive Officers then employed by the Company were as follows:

Executive Officer	2017 LTIP Awards
Peter E. Baccile	16,922
Scott A. Musil	16,922
Johannson L. Yap	16,922
David G. Harker	16,922
Peter O. Schultz	16,922

Broad-Based Benefits

All full-time employees are eligible to participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance, and our 401(k) plan.

Termination and Change-in-Control Triggers

Mr. Baccile has an employment agreement and separate agreements with respect to his restricted Common Stock and LTIP Awards granted pursuant to the Company’s 2014 Stock Plan, which agreements specify events, including change-in-control, that trigger the payment of cash and, as discussed above, vesting in restricted Common Stock and his LTIP Awards. Each of the other Named Executive Officers that is currently employed by the Company have agreements with respect to their restricted Common Stock and LTIP Awards granted pursuant to the Company’s 2011 and 2014 Stock Plans that specify events, including change-in-control, that trigger the vesting of such awards. The Company believes having such events as triggers for the payment of cash and/or vesting in restricted Common Stock and Performance Units promotes stability and continuity of management. See “Potential Payments Upon Termination or Change of Control” starting on page 27 for more information on the payments triggered by such events.

Stock Ownership Guidelines

The stock ownership guidelines for the Company’s directors and senior executive officers are as follows:

Position	Retainer/ Base Salary Multiple
Directors	3x
Chief Executive Officer	5x
Chief Financial Officer, Chief Investment Officer and Executive Vice Presidents	4x

PROXY STATEMENT

The stock ownership goal for each person subject to the ownership guidelines is determined on an individual basis, using their current retainers or base salaries and using the greater of (i) the market price on the date of purchase or grant of such Common Stock (or equity valued by reference to Common Stock) or (ii) the market price of such Common Stock (or equity valued by reference to Common Stock) as of the date compliance with the stock ownership guidelines is measured. For persons assuming a director or senior executive officer level position, the stock ownership goal must be achieved within five years after the date they assume such position. A copy of the Stock Ownership Guidelines can be found on the Investor Relations/Corporate Governance section of the Company’s website at www.firstindustrial.com. All of our directors and Named Executive Officers are currently in compliance with the guidelines.

Until the directors and senior executive officers reach their respective stock ownership goal, they will be required to retain shares that are owned on the date they became subject to the Stock Ownership Guidelines and at least seventy-five percent (75%) of “net shares” or net-after-tax shares delivered through the Company’s executive compensation plans. If the director or senior executive officer transfers an award to a family member, the transferee becomes subject to the same retention requirements. Until the director and senior executive officer stock ownership goals have been met, shares may be disposed of only for one or more of the exclusion purposes as set forth in the Company’s Stock Ownership Guidelines.

Hedging and Pledging Prohibition

The Company’s insider trading policy prohibits, among other things, its directors and employees from entering into hedging or monetization transactions with respect to the Company’s securities and from holding the Company’s securities in margin accounts or otherwise pledging such securities as collateral for loans.

Tax Implications

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally limits the deductible amount of annual compensation paid by a public company to a “covered employee” (the chief executive officer and three other most highly compensated executive officers of the company other than the chief financial officer) to no more than $1 million. The Company does not believe that Section 162(m) of the Code is applicable to its current arrangements with its executive officers.

PROXY STATEMENT

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed, and discussed with management, the Compensation Discussion and Analysis included in this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2016.

Submitted by the Compensation Committee:

L. Peter Sharpe, Chairman

W. Ed Tyler

PROXY STATEMENT

SUMMARY COMPENSATION TABLE

The Summary Compensation Table below sets forth the aggregate compensation for Peter E. Baccile, the Company’s current President and Chief Executive Officer; Bruce W. Duncan, the Company’s former President and Chief Executive Officer; Scott A. Musil, the Company’s Chief Financial Officer; and certain of the Company’s other highly compensated executive officers as required by SEC rules. The 2016 Grants of Plan-Based Awards table following the Summary Compensation Table provides additional information regarding incentive compensation granted by the Company to these officers in 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Peter E. Baccile(5) President and Chief Executive Officer	2016	187,500	325,533	—		—	48,017	561,050
Bruce W. Duncan Former President and Chief Executive Officer	2016 2015 2014	832,000 832,000 832,000	— — —	1,811,127 1,480,103 1,450,546	(6)	1,550,000 1,550,000 1,325,000	19,467 19,453 18,523	4,212,594 3,881,556 3,626,069
Scott A. Musil Chief Financial Officer	2016 2015 2014	265,000 265,000 265,000	— — —	521,162 480,102 320,641	(6)	385,000 375,000 340,000	9,867 9,853 8,923	1,181,029 1,129,955 934,564
Johannson L. Yap Chief Investment Officer and Executive Vice President – West Region	2016 2015 2014	379,000 379,000 379,000	— —	796,133 630,093 519,166	(6)	601,000 550,000 530,000	19,467 19,453 20,123	1,795,600 1,578,546 1,448,289
David G. Harker Executive Vice President – Central Region	2016 2015 2014	240,000 240,000 240,000	— — —	521,162 463,586 325,767	(6)	365,000 350,000 330,000	17,067 17,053 16,123	1,143,229 1,070,639 911,890
Peter O. Schultz Executive Vice President – East Region	2016 2015 2014	250,000 250,000 250,000	— —	501,160 475,089 264,683	(6)	350,000 340,000 340,000	18,267 18,253 17,323	1,119,427 1,083,342 872,006

(1)	Amount reflects a pro-rated cash bonus paid to Mr. Baccile in March 2017 for 2016 service pursuant to his employment agreement.

(2)

Amounts reflect the aggregate grant date fair value of each award as determined under FASB ASC Topic 718. See note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of the assumptions used in valuing the 2016 awards. Amounts reflected were not actually received in the year reported and do not necessarily reflect the amounts that will actually be realized under the respective awards.

(3)

Amounts for 2016 reflect cash awards paid in March 2017 under the 2016 Employee Bonus Plan. The material terms of awards under the 2016 Employee Bonus Plan are described in the Compensation Discussion and Analysis under “2016 Employee Bonus Plan.”

(4)

For 2016, includes car allowances paid on behalf of Messrs. Baccile, Duncan, Yap, Harker and Schultz, 401(k) matching payments paid to Messrs. Duncan, Musil, Yap, Harker and Schultz, $45,137 in reimbursement of certain commuting, housing and other expenses paid to Mr. Baccile and a term life insurance premium and short-term and long-term disability insurance premium paid on behalf of each Named Executive Officer.

(5)	Mr. Baccile was not a named executive officer prior to 2016.

(6)

Amount reflects (a) awards of 81,081, 15,300, 29,322, 15,300, and 14,280 shares of service-based restricted Common Stock granted to Messrs. Duncan, Musil, Yap, Harker and Schultz, respectively, in 2016 in connection with the 2015 Employee Bonus Plan, valued at $19.61 per share under FASB ASC Topic 718 and (b) awards of 21,981 Performance Units (assuming maximum performance) with a 36-month performance period granted in 2016 to each Messrs. Duncan, Musil, Yap, Harker and Schultz, respectively, valued at $10.06 per unit under FASB ASC Topic 718. If the grant date price of Common Stock ($21.61) (the closing price of the Common Stock on January 4, 2016, the first trading day subsequent to the grant date of January 1, 2016) was used to value the 21,981 Performance Units, the value of the Performance Units would be $475,009.

PROXY STATEMENT

2016 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(4) (i)	Grant Date Fair Value of Stock and Option Awards ($)(5) (l)
Name (a)	Grant Date(1) (b)	Threshold ($) (c)	Target(2) ($) (d)	Maximum(3) ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Peter E. Baccile(7)	—	—	—	—	—	—	—	—	—
Bruce W. Duncan	1/1/2016	—	—	—	5,495	8,792	21,981	—	221,129	(6)
	2/9/2016	—	1,275,000	1,912,500	—	—	—	—	—
	2/9/2016	—	—	—	—	—	—	81,081	1,589,998
Scott A. Musil	1/1/2016	—	—	—	5,495	8,792	21,981	—	221,129	(6)
	2/9/2016	—	—	397,500	—	—	—	—	—
	2/9/2016	—	—	—	—	—	—	15,300	300,033
Johannson L. Yap	1/1/2016	—	—	—	5,495	8,792	21,981	—	221,129	(6)
	2/9/2016	—	—	758,000	—	—	—	—	—
	2/9/2016	—	—	—	—	—	—	29,322	575,004
David G. Harker	1/1/2016	—	—	—	5,495	8,792	21,981	—	221,129	(6)
	2/9/2016	—	—	360,000	—	—	—	—	—
	2/9/2016	—	—	—	—	—	—	15,300	300,033
Peter O. Schultz	1/1/2016	—	—	—	5,495	8,792	21,981	—	221,129	(6)
	2/9/2016	—	—	375,000	—	—	—	—	—
	2/9/2016	—	—	—	—	—	—	14,280	280,031

(1)	Reflects the date such awards were made effective by the Compensation Committee or the Board of Directors, as applicable.

(2)

For Mr. Duncan, amount reflects the target annual cash incentive bonus to which he is entitled pursuant to the terms of his employment agreement. No threshold or target amounts were established with respect to awards under the 2016 Employee Bonus Plan for the other Named Executive Officers.

(3)

Amounts reflect the target maximum cash incentive bonus that could become payable to the recipient under the 2016 Employee Bonus Plan. The material terms of awards under the 2016 Employee Bonus Plan are described in the Compensation Discussion and Analysis under “2016 Employee Bonus Plan.”

(4)

Amounts reflect the shares of service-based restricted Common Stock granted in 2016 for service in 2015 under the 2015 Employee Bonus Plan. Such restricted Common Stock awards vest ratably over a period of three years.

(5)	Amounts reflect the aggregate grant date fair value of each stock award as determined under FASB ASC Topic 718.

(6)

Amounts reflected were not actually received in 2016 and do not necessarily reflect the amounts that will actually be realized with respect to the 2016 LTIP Awards. The material terms of awards under our Long-Term Incentive Program are described in the Compensation Discussion and Analysis under “Long-Term Incentive Program.” The amounts actually earned with respect to the 2016 LTIP Awards, if any, would not be earned until the end of the applicable performance period.

(7)	Mr. Baccile did not participate in our 2016 Employee Bonus Plan per the terms of his employment agreement but rather received a pro-rated bonus at target per the terms of his employment agreement.

Employment Agreement with Mr. Duncan

On December 17, 2012, Mr. Duncan entered into an employment agreement with the Company and its operating partnership, First Industrial L.P. Mr. Duncan’s employment agreement expired concurrent with his retirement on December 31, 2016.

PROXY STATEMENT

Mr. Duncan’s employment agreement provided for a minimum annual base salary of $850,000. Under the agreement, Mr. Duncan was also eligible for annual cash performance bonuses under the Company’s incentive bonus plan, based on the satisfaction of performance goals established by the Compensation Committee in accordance with the terms of such plan, with a target annual bonus of 150% of Mr. Duncan’s base salary, and a target maximum annual bonus of 225% of his base salary. Mr. Duncan was also entitled to participate in all long-term cash and equity incentive plans generally available to the senior executives of the Company with a target annual award of 150% of Mr. Duncan’s base salary, and a target maximum annual award of 200% of his base salary. Equity awards granted to Mr. Duncan in connection with any long-term cash and equity incentive plan vested in accordance with the vesting terms set forth in the restricted stock agreement he entered into on December 17, 2012 in connection with his employment agreement.

Mr. Duncan’s employment agreement also provided for payments and benefits to Mr. Duncan by the Company in some circumstances in the event of a termination of employment or of a change of control (which payments and benefits are described starting on page 27 under “Potential Payments Upon Termination or Change of Control.”)

Employment Agreement with Mr. Baccile

On August 2, 2016, Mr. Baccile entered into an employment agreement with the Company and its operating partnership, First Industrial L.P. The agreement has an initial term expiring on December 31, 2019, unless otherwise terminated. The agreement will automatically extend for up to two one-year periods provided that neither Mr. Baccile nor the Company provides notice of intent to not renew to the other at least six months prior to the expiration of the initial term or any subsequent renewal term.

Mr. Baccile’s employment agreement provides for a minimum annual base salary of $750,000. Under the employment agreement, Mr. Baccile is also eligible for annual cash performance bonuses under the Company’s incentive bonus plan, based on the satisfaction of performance goals established by the Company’s Compensation Committee in accordance with the terms of such plan, with a target annual cash bonus of 169% of Mr. Baccile’s annual base salary and a maximum annual cash bonus of 225% of his annual base salary. For the Company’s 2016 fiscal year, Mr. Baccile received a pro rata target level annual bonus based on the number of days he was employed by the Company during the fiscal year. Mr. Baccile is also entitled to participate in all long-term cash and equity incentive plans generally available to the senior executives of the Company. Mr. Baccile has a target annual equity award of 150% of his base salary and a maximum annual equity award of 200% of his base salary (the “Annual Awards”). For the Annual Award granted in March 2017, Mr. Baccile received a pro rata target Annual Award based on the number of days he was employed by the Company during the 2016 fiscal year. Mr. Baccile is also entitled to participate in the same manner as other senior executives of the Company in any awards issued under the Company’s LTIP program, with his first such award granted in January 2017 with a target award value of $190,000 and a maximum award value of $475,000. The Annual Awards and LTIP Awards may receive continued or additional vesting in certain circumstances described in the employment agreement. Mr. Baccile is also entitled to participate in all executive and employee benefit plans and programs of the Company. Mr. Baccile’s employment agreement also provides for a monthly automobile allowance of $800 and reimbursement of up to $25,000 in legal fees incurred with respect to negotiation of his employment agreement. In addition, Mr. Bacille is entitled to certain relocation expenses, including reimbursement through August 31, 2017 for temporary living and commuting expenses not to exceed $120,000 and reimbursement of 60% of his brokerage commissions on the sale of his primary residence, up to a maximum of $285,000, provided such sale closes on or before December 31, 2018.

Mr. Baccile’s employment agreement also provides for payments and benefits to Mr. Baccile by the Company in some circumstances in the event of a termination of employment or of a change of control (which payments and benefits are described starting on page 27 under “Potential Payments Upon Termination or Change of Control.”)

PROXY STATEMENT

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2016

	Stock Awards
Name (a)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1) (j)
Peter E. Baccile	—		—	—	—
Bruce W. Duncan	146,081	(3)	4,097,572	47,704	1,338,097
Scott A. Musil	28,861	(4)	809,551	47,704	1,338,097
Johannson L. Yap	51,131	(5)	1,434,225	47,704	1,338,097
David G. Harker	28,801	(6)	807,868	46,448	1,302,866
Peter O. Schultz	26,661	(7)	747,841	47,704	1,338,097

(1)

The dollar amounts shown in columns (h) and (j) are approximately equal to the product of the number of shares or units reported in columns (g) and (i), respectively, multiplied by $28.05, which was the closing price of the Common Stock on December 30, 2016, the last trading day of the year. This valuation does not take into account any diminution in value that results from the restrictions applicable under the respective awards.

(2)

Amounts reflect unvested Performance Units granted in 2015 and 2016 and dividend equivalents accrued through December 31, 2016 with respect to such Performance Units. The vesting and other material terms of the 2015 LTIP Awards and 2016 LTIP Awards are described in the Compensation Discussion and Analysis under “Long-Term Incentive Plan.” The number of unvested Performance Units, and accrued dividend equivalents, reflected is based on maximum achievement of the performance measures applicable to the 2015 LTIP Awards and 2016 LTIP Awards, as the Company achieved maximum performance through December 31, 2016 with respect to such performance measures. At fiscal year-end Mr. Baccile has no outstanding equity awards. With respect to Mr. Harker, 23,871 and 22,577 vest on December 31, 2017 and 2018, respectively, subject to satisfaction of performance criteria. With respect to the other Named Executive Officers, 25,127 and 22,577 vest on December 31, 2017 and 2018, respectively, subject to satisfaction of performance criteria.

(3)

Of the shares of unvested restricted Common Stock reported here, 72,825 vested in January 2017, 46,229 vest in January 2018 and 27,027 vest in January 2019. All shares reflected in this footnote were fully transferable by Mr. Duncan as of their grant date pursuant to and subject to the terms of the applicable award agreements, and all such shares have been so transferred to a revocable trust of which Mr. Duncan is the sole trustee and sole beneficiary.

(4)	Of the shares of unvested restricted Common Stock reported here, 14,820 vested in January 2017, 8,941 vest in January 2018 and 5,100 vest in January 2019.

(5)	Of the shares of unvested restricted Common Stock reported here, 25,438 vested in January 2017, 15,919 vest in January 2018 and 9,774 vest in January 2019.

(6)	Of the shares of unvested restricted Common Stock reported here, 14,837 vested in January 2017, 8,864 vest in January 2018 and 5,100 vest in January 2019.

(7)	Of the shares of unvested restricted Common Stock reported here, 13,377 vested in January 2017, 8,524 vest in January 2018 and 4,760 vest in January 2019.

PROXY STATEMENT

2016 OPTION EXERCISES AND STOCK VESTED

As of December 31, 2016, the Company had no outstanding options to acquire Common Stock. In 2016, an aggregate of 135,306 shares of restricted Common Stock held by the Named Executive Officers vested, as described more fully in the table below. No Performance Units under our Long-Term Incentive Program vested in 2016.

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (#)(1) (d)	Value Realized on Vesting ($) (e)
Peter E. Baccile	—	—
Bruce W. Duncan	66,051	1,427,362
Scott A. Musil	15,145	327,283
Johannson L. Yap	24,906	538,219
David G. Harker	15,363	331,994
Peter O. Schultz	13,841	299,104

(1)

The number of shares reported herein were acquired as a result of the vesting of restricted Common Stock on January 1, 2016, the value of which is based on the closing price of Common Stock as reported by the NYSE for January 4, 2016 ($21.61), the first trading day following the date of vesting of such award.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Employment Agreement with Mr. Duncan

The Company entered into a written employment agreement with Mr. Duncan that provided for certain lump sum payments and post-termination benefits to Mr. Duncan by the Company in some circumstances in the event of a termination of employment or of a change of control. Mr. Duncan’s employment agreement expired on December 31, 2016 due to non-renewal of the agreement in connection with his retirement as an employee.

Per the terms of his employment agreement, upon non-renewal of the agreement Mr. Duncan became entitled to continued health care benefits covering himself and his spouse through his 68th birthday with an estimated value of $36,581, which reflects 32 months of continued employee and spouse coverage under our group health plan using the monthly premium for the year ended December 31, 2017, less the current minimum contribution required by Mr. Duncan.

Mr. Duncan agreed to a one-year covenant not to compete or solicit customers and a two-year covenant not to solicit Company employees after his termination. His employment agreement did not provide for a gross-up payment in the event of any excise tax.

Employment Agreement with Mr. Baccile

The Company has entered into a written employment agreement with Mr. Baccile that provides for certain lump sum payments, post-termination payments and post-termination benefits to Mr. Baccile by the Company in some circumstances in the event of a termination of employment or of a change of control.

In addition to the events of termination of employment identified in the following table, Mr. Baccile’s employment agreement provides for payments in the event of his death or disability. Upon death or disability, Mr. Baccile is entitled to (i) his base salary and vacation pay accrued through the date of his death or disability, (ii) his accrued bonus for the fiscal year prior to the year of his death or disability, to the extent not paid, (iii) his unreimbursed business expenses incurred through the date of his death or disability and (iv) any other benefits he may be eligible for under the Company’s plans, policies or practices.

PROXY STATEMENT

In the event Mr. Baccile’s employment agreement expires by its terms without renewal, Mr. Baccile is also entitled to (i) his base salary and vacation pay accrued through the date the employment period ends, (ii) his accrued bonus for the fiscal year prior to the year of the date the employment period ends, to the extent not paid, (iii) his unreimbursed business expenses incurred through the date the employment period ends, (iv) any other benefits he may be eligible for under the Company’s plans, policies or practices and (v) his regular annual bonus for the fiscal year ending on the date the employment period ends, determined and paid in the ordinary course. He would not be eligible for severance benefits or any additional vesting of any Annual Awards or LTIP Awards. If the employment agreement is not renewed by action of the Company prior to December 31, 2021, Mr. Baccile will continue to vest in his restricted Common Stock following his termination, provided that he executes a release in favor of the Company and complies with certain restrictive covenants.

Mr. Baccile’s employment agreement also contains important non-financial provisions that apply in the event of a termination of employment or of a change of control. Mr. Baccile has agreed to a one-year covenant not to compete or solicit customers and a two-year covenant not to solicit Company employees after his termination. His employment agreement does not provide for a gross-up payment in the event of any excise tax.

Stock Incentive Plans

Under the 2011 and 2014 Stock Plans, unvested restricted Common Stock vests in the event of a change of control. In addition, such Stock Plans empower the Compensation Committee to determine other vesting events in the individual restricted Common Stock awards, including vesting events such as involuntary termination of employment without cause and termination due to disability or death. Currently outstanding award agreements provide for accelerated vesting on a termination due to the participant’s disability or death. Assuming that the triggering event occurred on December 31, 2016, each Named Executive Officer would have vested in restricted Common Stock having the respective values set forth in the table below.

With respect to the 2015, 2016 and 2017 LTIP Awards, upon the consummation of a change of control of the Company, each grantee would become vested in a number of Performance Units based on the level of achievement of the applicable performance targets through the date of the change of control. In the event of a termination of a grantee’s employment due to death or disability, the grantee would become vested in a pro rata number of Performance Units based on the level of achievement of the applicable performance targets through the date of death or disability. In the event of termination of a grantee’s employment due to voluntary retirement, the grantee would become vested in a pro rata number of Performance Units based on the level of achievement of the applicable performance targets through the end of the original performance period.

Per the terms of his award agreements under the 2011 and 2014 Stock Plans, if Mr. Duncan retires from the Board of Directors he is entitled to continued vesting in restricted Common Stock (subject to compliance with certain restrictive covenants), and prorated vesting in Performance Units through the date of retirement based on performance through the remaining performance period. Continued vesting with respect to restricted Common Stock is not quantified in the table below.

Life Insurance

In addition to the events of termination of employment identified in the following table and above, each Named Executive Officer is covered by a Company-provided life insurance policy generally available to the Company’s employees. Such policy would entitle the respective Named Executive Officer’s beneficiary to a payment of $400,000 in the event of such Named Executive Officer’s death.

PROXY STATEMENT

Termination and Change of Control Payments

The following table includes estimated payments owed and benefits required to be provided to our Named Executive Officers under the employment agreements and Stock Plans described above, exclusive of benefits available on a non-discriminatory basis generally, in each case assuming that the triggering event described in the table occurred on December 31, 2016.

Name	Triggering Event	Severance ($)	Accelerated Equity Awards ($)(1)	Medical Insurance Premiums ($)(2)
Peter E. Baccile	Change of Control	—	—	—
	Termination Following Change in Control	5,369,283	—	40,252
	Termination w/o cause(4)	4,360,533	—	40,252
Bruce W. Duncan	Change of Control(3)	—	5,435,669	—
	Death or Disability(6)	—	4,778,570	—
	Retirement from the Board of Directors(7)	—	680,998	—
Scott A. Musil(5)	Change of Control(3)	—	2,147,648	—
	Termination w/o Cause	—	—	—
	Death or Disability(6)	—	1,490,549	—
Johannson L. Yap(5)	Change of Control(3)	—	2,772,322	—
	Termination w/o Cause	—	—	—
	Death or Disability(6)	—	2,115,222
David G. Harker(5)	Change of Control(3)	—	2,110,734	—
	Termination w/o Cause	—	—	—
	Death or Disability(6)	—	1,465,360	—
Peter O. Schultz(5)	Change of Control(3)	—	2,085,938	—
	Termination w/o Cause	—	—	—
	Death or Disability(6)	—	1,428,839	—

(1)

For purposes of estimating the value of awards of restricted Common Stock which vest, the Company has considered any applicable employment agreement limitations and assumed a price per share of its Common Stock of $28.05, which was the closing price of the Common Stock on December 30, 2016, the last trading day of the year.

(2)

Amount reflects 24 months of continued family coverage under our group health plan at active employee rates and is calculated using the monthly premium for the year ended December 31, 2017, less the current minimum contribution required by Mr. Baccile.

(3)

Upon a change of control of the Company, the vesting of any unvested restricted Common Stock held by the officer will accelerate, and the 2015 LTIP Awards and 2016 LTIP Awards will vest based on the level of achievement of the applicable performance targets through the date of the change of control. The amounts reflected in this table for the unvested 2015 LTIP Awards and 2016 LTIP Awards are based on the highest level of achievement of the applicable performance targets and include accrued dividend equivalents through December 31, 2016.

(4)	Includes constructive discharge under the terms of Mr. Baccile’s employment agreement.

(5)

None of Messrs. Musil, Yap, Harker or Schultz was a party to an employment agreement with the Company as of December 31, 2016. As such, the amounts disclosed in this table relate only to awards of restricted Common Stock and Performance Units granted to Messrs. Musil, Yap, Harker and Schultz under the 2014 Stock Plan.

PROXY STATEMENT

(6)

On a termination due to death or disability the Named Executive Officers are entitled to accelerated vesting of all unvested restricted Common Stock and prorated vesting of Performance Units based on attainment of performance metrics through the date of death or disability. Amounts assume vesting at maximum performance.

(7)	Upon retirement from the Board of Directors, Mr. Duncan would become vested in his Performance Units prorated through his retirement date. Amount assumes vesting at maximum performance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee during 2016 consisted, and currently consists, of Mr. Tyler, who served as the Company’s interim Chief Executive Officer from October 22, 2008 until January 9, 2009, and Mr. Sharpe. Except for Mr. Tyler’s and Mr. Sharpe’s services as directors, neither Mr. Tyler nor Mr. Sharpe had any other business relationship or affiliation with the Company in 2016 requiring disclosure by the Company under Item 404 of Regulation S-K.

REPORT OF THE AUDIT COMMITTEE

Pursuant to a meeting of the Audit Committee on February 16, 2017, the Audit Committee reports that it has: (i) reviewed and discussed the Company’s audited financial statements with management; (ii) discussed with the independent registered public accounting firm the matters (such as the quality of the Company’s accounting principles and internal controls) required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees; and (iii) received written confirmation from PricewaterhouseCoopers LLP that it is independent and written disclosures as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with PricewaterhouseCoopers LLP its independence. Based on the review and discussions referred to in items (i) through (iii) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report for the Company’s fiscal year ended December 31, 2016.

Submitted by the Audit Committee:

H. Patrick Hackett, Jr., Chairman

John Rau

L. Peter Sharpe

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Transactions involving the Company and its executive officers and directors that are reportable under Item 404(a) of Regulation S-K are required by the Company’s written policies to be reported to and approved by the Nominating/Corporate Governance Committee of the Board of Directors. The Nominating/Corporate Governance Committee addresses such transactions on a case-by-case basis, after considering the relevant facts and circumstances.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and “greater than ten-percent” stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms so filed.

Based solely on review of the copies of such forms furnished to the Company for 2016, all of the Company’s officers, directors and “greater than ten-percent” stockholders timely filed all reports required to be filed by Section 16(a) of the Exchange Act during 2016.

PROXY STATEMENT

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table presents information concerning the ownership of Common Stock of the Company and limited partnership units (“Units”) of First Industrial, L.P. (which generally are redeemable for Common Stock on a one-for-one basis or cash at the option of the Company) by:

•	all directors named and nominees named in this Proxy Statement (the “named directors”);

•	all Named Executive Officers identified in the Summary Compensation Table;

•	all named directors and Named Executive Officers of the Company as a group; and

•	persons and entities known to the Company to be beneficial owners of more than 5% of the Company’s Common Stock.

The information is presented as of the Record Date, unless otherwise indicated, and is based on representations of officers and directors of the Company and filings received by the Company on Schedule 13G under the Exchange Act. As of the Record Date, there were 117,274,432 shares of Common Stock and 4,039,375 Units outstanding.

	Common Stock/Units Beneficially Owned
Names and Addresses of 5% Stockholders	Number	Percent of Class
The Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	18,247,672	15.56%
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10022	15,958,950	13.61%
Vanguard Specialized Funds – Vanguard REIT Index Fund(3) 100 Vanguard Blvd. Malvern, PA 19355	8,873,931	7.57%

Names and Addresses of Directors and Officers*
Peter E. Baccile(4)	10,992	*	*
Bruce W. Duncan(5)	1,012,472	*	*
Matthew S. Dominski(6)	27,119	*	*
H. Patrick Hackett, Jr.(7)	62,892	*	*
John Rau(6)	57,611	*	*
L. Peter Sharpe(6)	60,219	*	*
W. Ed Tyler(6)	92,451	*	*
Scott A. Musil(8)	127,273	*	*
Johannson L. Yap(9)	314,002	*	*
David G. Harker(10)	119,470	*	*
Peter O. Schultz(11)	121,531	*	*
All named directors and currently-serving executive officers as a group (11 persons)(12)	2,006,032	1.71%

*	The business address for each of the directors and Named Executive Officers of the Company is 311 South Wacker Drive, Suite 3900, Chicago, Illinois 60606.

**	Less than 1%

PROXY STATEMENT

(1)

Pursuant to a Schedule 13G/A filed February 10, 2017 of The Vanguard Group (“Vanguard Group”). Of the shares reported, Vanguard Group has the sole power to vote 308,849 shares, the shared power to vote 139,155 shares, the sole power to dispose of 17,955,456 shares and the shared power to dispose of 292,216 shares.

(2)	Pursuant to a Schedule 13G/A filed January 12, 2017 of Blackrock, Inc. (“Blackrock”). Blackrock has the sole power to vote 15,151,439 shares and sole power to dispose of all 15,958,950 shares.

(3)

Pursuant to a Schedule 13G/A filed February 13, 2017 of Vanguard Specialized Funds — Vanguard REIT Index Fund (“Vanguard REIT”). Of the shares reported, Vanguard REIT has the sole power to vote all 8,873,931 shares.

(4)	Includes 10,992 shares of restricted Common Stock issued under the 2014 Stock Plan.

(5)	Includes 133,736 shares of restricted Common Stock issued under the 2014 Stock Plan.

(6)	Includes 2,892 shares of restricted Common Stock issued under the 2014 Stock Plan.

(7)	Includes 2,892 shares of restricted Common Stock issued under the 2014 Stock Plan. Also includes 60,000 shares of Common Stock held jointly with his wife.

(8)	Includes 25,834 shares of restricted Common Stock issued under the 2014 Stock Plan.

(9)	Includes 1,680 Units. Also includes 47,566 shares of restricted Common Stock issued under the 2014 Stock Plan.

(10)	Includes 25,946 shares of restricted Common Stock issued under the 2014 Stock Plan.

(11)	Includes 24,507 shares of restricted Common Stock issued under the 2014 Stock Plan.

(12)	Includes 1,680 Units. Also includes 283,041 shares of restricted Common Stock issued under the 2014 Stock Plan.

PROXY STATEMENT

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory or non-binding basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules.

The Board of Directors believes that its executive compensation program serves the best interests of the Company’s stockholders by not only attracting and retaining talented, capable individuals, but also providing them with proper incentives linked to performance criteria that are designed to maximize the Company’s overall performance. To this end, the Company’s compensation program consists of a mix of compensation that is intended to compensate the Named Executive Officers for their contributions during the year and to reward them for achievements that lead to increased Company performance and increases in stockholder value. Please refer to “Compensation Discussion and Analysis” for a discussion of the compensation of our Named Executive Officers.

We are asking for stockholder approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules, which disclosures include the disclosures under “Compensation Discussion and Analysis” and the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this Proxy Statement.

This vote is advisory and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and the Compensation Committee value the opinions of the Company’s stockholders and to the extent there is any significant vote against the compensation of our Named Executive Officers as disclosed in this Proxy Statement, we will consider those stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission under ‘Compensation Discussion and Analysis’ and the compensation tables and the narrative discussion following the compensation tables.”

The affirmative vote of the holders of a majority of the votes cast with a quorum present at the Annual Meeting is required for advisory approval of this proposal.

The Board of Directors recommends an advisory vote FOR the approval of the compensation of the Named Executive Officers as disclosed in this Proxy Statement.

PROXY STATEMENT

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES

ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act also enables our stockholders to vote, on an advisory or non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of the Company’s named executive officers. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years, or abstain from voting.

After careful consideration of the frequency alternatives, the Board of Directors believes that continuing to conduct an advisory vote on executive compensation on an annual basis is appropriate for the Company and its stockholders at this time.

In voting on this proposal, you should mark your proxy for one, two or three years based on your preference as to the frequency with which an advisory vote on executive compensation should be held. If you have no preference you should abstain. The affirmative vote of the holders of a majority of the votes cast with a quorum present at the Annual Meeting is required for advisory approval of any of the three options presented on the proxy card. The Board of Directors will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, because this vote is advisory and not binding, the Board of Directors may decide that it is in the best interests of the Company and its stockholders to hold an advisory vote less frequently than the alternative that has been selected by our stockholders.

The Board of Directors recommends an advisory vote for holding the advisory vote on the compensation of the Company’s named executive officers EACH YEAR.

PROXY STATEMENT

PROPOSAL 4

AMENDMENT TO CHARTER TO INCREASE THE NUMBER OF AUTHORIZED

SHARES OF COMMON STOCK

On March 2, 2017, the Board of Directors approved a proposal to amend the Company’s Charter, subject to stockholder approval, to increase the number of shares of the Company’s Common Stock authorized for issuance. The Company’s Charter presently authorizes us to issue a total of 225 million shares of stock, consisting of 10 million shares of preferred stock, 150 million shares of Common Stock and 65 million shares of excess stock. We are proposing to amend the Company’s Charter to increase the number of authorized shares of Common Stock from 150 million to 225 million shares, and the total number of authorized shares of stock from 225 million to 300 million shares. The number of authorized shares of preferred stock and excess stock would remain the same.

We propose that Section 7.1 of the Company’s Charter be amended to read in its entirety as follows, marked to show changes from the current provision contained in the Charter:

“7.1 Authorized Capital Stock. The total number of shares of stock which the Corporation has authority to issue (the “Stock”) is three hundred million (300,000,000) shares, consisting of (i) ten million (10,000,000) shares of preferred stock, par value $.01 per share (“Preferred Stock”); (ii) two hundred twenty-five million (225,000,000) shares of common stock, par value $.01 per share (“Common Stock”); and (iii) sixty-five million (65,000,000) shares of excess stock, par value $.01 per share (“Excess Stock”). The aggregate par value of all the shares of all classes of Stock is $3,000,000.”

A copy of the proposed amendment is attached hereto as Appendix A.

As of the Record Date, there were 117,274,432 shares of Common Stock issued and outstanding. Accordingly, as of the Record Date, we had 32,725,568 shares of authorized Common Stock available for future issuance, although the Company may, subject to availability, issue up to 14,707,191 of these shares in connection with the redemption of Units, under the 2014 Stock Plan or under our at-the-market offering facility.

The Company’s Board of Directors believes that the proposed increase in authorized Common Stock is desirable to enhance our flexibility in taking possible future actions, such as equity financings, corporate mergers, acquisitions, stock splits, stock dividends, equity compensation awards or other corporate purposes. The proposed amendment will enable us to accomplish these objectives in a timely manner.

The additional authorized Common Stock would be part of our current class of Common Stock and, if and when issued, would have the same rights and privileges as our presently issued and outstanding Common Stock. We may use authorized shares of Common Stock and preferred stock from time to time as appropriate and opportune situations arise.

The Company’s stockholders will not have any preemptive rights with respect to the additional shares being authorized. No further approval by stockholders would be necessary prior to the issuance of any additional shares of Common Stock or preferred stock, except as may be required by law or applicable NYSE rules. In certain circumstances, generally relating to the number of shares to be issued and the identity of the recipient, the rules of the NYSE require stockholder authorization in connection with the issuance of such additional shares. Subject to applicable law and the rules of the NYSE, the Company’s Board of Directors has the sole discretion to issue additional shares of Common Stock and the Board of Directors does not intend to issue any stock except for reasons and on terms which our Board of Directors deems to be in the best interests of our stockholders. The issuance of Common Stock (other than on a pro-rata basis to all stockholders) would, of course, reduce the proportionate interest in the Company of each stockholder. This could be used to dilute the stock ownership of one or more stockholders seeking to obtain control of the Company and make more difficult or discourage such an attempt to acquire control. However, we have not proposed an increase in the authorized number of shares of Common Stock with the intention of using the additional shares for anti-takeover purposes.

PROXY STATEMENT

If our stockholders approve this Proposal 4, an amendment to our Charter will be filed with the State Department of Assessments and Taxation of Maryland and will be effective as of the date of acceptance for record by the State Department of Assessments and Taxation.

The affirmative vote of the holders of a two thirds of the votes entitled to be cast with a quorum present at the Annual Meeting is required for approval of the proposed amendment to our Charter.

The Board of Directors recommends a vote FOR the Articles of Amendment to our Charter to increase the number of authorized shares of Common Stock from 150 million to 225 million shares, and the total number of authorized shares of stock from 225 million to 300 million shares.

PROXY STATEMENT

PROPOSAL 5

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The accounting firm of PricewaterhouseCoopers LLP (or its predecessor, Coopers & Lybrand L.L.P.) has served as the Company’s independent auditors since the Company’s formation in August 1993. On February 16, 2017, the Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2017 fiscal year. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Our Charter and Bylaws do not require that our stockholders ratify the appointment of our independent registered certified public accounting firm. We are doing so because we believe it is a matter of good corporate practice. If our stockholders do not ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP but may still retain them. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change in registered certified public accounting firm would be in the best interests of the Company and its stockholders.

FEES

During 2016 and 2015, the aggregate fees for services provided by PricewaterhouseCoopers LLP in the following categories and amounts are:

	2016	2015
Audit Fees(1)	$1,054,300	$1,067,600
Audit-Related Fees(2)	8,262	32,008
Tax Fees(3)	5,000	27,300
All Other Fees(4)	2,862	2,862

Total Fees	$1,070,424	$1,129,770

(1)

Audit Fees include amounts related to the audits of the Company’s annual financial statements, the reviews of our quarterly financial statements and internal control over financial reporting and other services that are normally provided by the auditor in connection with securities offerings and other filings with the SEC.

(2)	Audit-Related Fees include amounts related to joint venture audits and certain agreed-upon procedures.

(3)	Tax Fees include amounts related to tax services related to federal and state tax return preparation.

(4)	All Other Fees include amounts related to technical research tools.

PRE-APPROVAL OF SERVICES

The Audit Committee pre-approves all audit, audit-related, tax and other services proposed to be provided by the Company’s independent registered public accounting firm. Consideration and approval of such services generally occur at the Audit Committee’s regularly scheduled meetings. In situations where it is impractical to wait until the next regularly scheduled meeting, the Audit Committee has delegated the authority to approve the audit, audit-related, tax and other services to each of its individual members. Approvals of audit, audit-related, tax and other services pursuant to the above-described delegation of authority are reported to the full Audit Committee.

The Board of Directors recommends a vote FOR ratification of the appointment of

PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2017.

PROXY STATEMENT

OTHER MATTERS

SOLICITATION OF PROXIES

The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

Georgeson Shareholder Services, Inc. acts as the Company’s proxy solicitor at a cost of $8,000, plus reasonable out of pocket expenses.

STOCKHOLDER PROPOSALS

Under applicable SEC rules, stockholder proposals intended to be presented at the 2018 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than December 11, 2017, in order to be considered for inclusion in the proxy statement and on the proxy card that will be solicited by the Board of Directors in connection with such meeting. Additionally, under our Bylaws, stockholder proposals intended to be presented at the 2017 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than December 11, 2017, and no earlier than November 11, 2017, in order to be considered timely and must comply with certain additional requirements contained in our Bylaws in order to be proper.

INCORPORATION BY REFERENCE

Appendix B to this Proxy Statement is the Company’s 2016 Annual Report, which includes its consolidated financial statements and management’s discussion and analysis of financial condition and results of operations, as well as certain other financial and other information required by the rules and regulations of the SEC. Information contained in Appendix B to this Proxy Statement shall not be deemed to be “filed” or “soliciting material,” or subject to liability for purposes of Section 18 of the Exchange Act to the maximum extent permitted under the Exchange Act.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 11, 2017

The Proxy Statement, Notice of Annual Meeting, Proxy Card and the Company’s 2016 Annual Report are available on the “Proxy Statement” tab of the Investor Relations page on the Company’s website, at www.firstindustrial.com.

For directions to attend the Annual Meeting in person, please contact Arthur J. Harmon, the Company’s Vice President of Investor Relations and Marketing, at (312) 344-4320.

OTHER MATTERS

The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, it is the intention of the persons named as proxies in the accompanying Proxy Card to vote in their discretion all shares represented by validly executed proxies.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO

THE COMPANY. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE

ENCLOSED PROXY CARD TODAY.

APPENDIX A

ARTICLES OF AMENDMENT

OF

FIRST INDUSTRIAL REALTY TRUST, INC.

First Industrial Realty Trust, Inc., a Maryland corporation, having its principal office in Baltimore, Maryland (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation that:

FIRST: The Charter of the Corporation as currently in effect is hereby amended by deleting Section 7.1 of ARTICLE VII of the Charter in its entirety and inserting the following in lieu thereof:

“7.1 Authorized Capital Stock. The total number of shares of stock which the Corporation has authority to issue (the “Stock”) is three hundred million (300,000,000) shares, consisting of (i) ten million (10,000,000) shares of preferred stock, par value $.01 per share (“Preferred Stock”); (ii) two hundred twenty-five million (225,000,000) shares of common stock, par value $.01 per share (“Common Stock”); and (iii) sixty-five million (65,000,000) shares of excess stock, par value $.01 per share (“Excess Stock”). The aggregate par value of all the shares of all classes of Stock is $3,000,000.”

SECOND: The Board of Directors of the Corporation, by unanimous vote at a duly called meeting, duly adopted resolutions setting forth the proposed amendment to the Charter, declaring said amendment to be advisable and directing that said amendment be submitted for consideration by the stockholders.

THIRD: Notice setting forth the said amendment of the Charter and stating that a purpose of the meeting of the stockholders would be to take action thereon was given as required by law to all stockholders of the Corporation entitled to vote thereon. The stockholders of the Corporation, by vote at a duly called annual meeting, approved said amendment.

FOURTH: Immediately before this amendment, the total number of shares of stock of all classes which the Corporation has authority to issue, the number of shares of stock of each class and the par value of the shares of each class were as follows:

(a) The total number of shares of all classes which the Corporation has authority to issue is two hundred twenty-five million (225,000,000) shares, consisting of ten million (10,000,000) shares of preferred stock, par value $.01 per share, one hundred fifty million (150,000,000) shares of common stock, par value $.01 per share and sixty-five million (65,000,000) shares of excess stock, par value $.01 per share.

FIFTH: As amended, the total number of shares of stock of all classes which the Corporation has authority to issue, the number of shares of stock of each class and the par value of the shares of each class are as follows:

(a) The total number of shares of all classes which the Corporation has authority to issue is three hundred million (300,000,000) shares, consisting of ten million (10,000,000) shares of preferred stock, par value $.01 per share, two hundred twenty-five million (225,000,000) shares of common stock, par value $.01 per share and sixty-five million (65,000,000) shares of excess stock, par value $.01 per share.

SIXTH: Immediately before this amendment, the aggregate par value of all shares of all classes of stock of the Corporation was $2,250,000. As amended, the aggregate par value of all shares of all classes of stock of the Corporation is $3,000,000.

SEVENTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law was not changed by this amendment.

[Signature page follows]

A-1

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and its corporate seal to be hereunder affixed and attested to by its Secretary on this day of May     , 2017, and its President acknowledges under the penalties of perjury that these Articles of Amendment are the corporate act of said Corporation and that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects.

First Industrial Realty Trust, Inc.

By:
Name:	Peter E. Baccile
Title:	President and Chief Executive Officer

Attest:

Name:	Daniel J. Hemmer
Title:	Secretary

A-2

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on May 11, 2017: The Proxy Statement, Notice of Annual Meeting, Proxy Card and the Company’s 2016 Annual Report are available on the “Proxy Statement” tab of the Investor Relations page on the Company’s website, at www.firstindustrial.com.

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals

The Board of Directors recommends a vote FOR each of the nominees listed.	+
1. Election of seven directors. If elected, term expires in 2018.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

01 - Peter E. Baccile	☐	☐	☐	02 - Matthew S. Dominski	☐	☐	☐	03 - Bruce W. Duncan	☐	☐	☐

04 - H. Patrick Hackett, Jr.	☐	☐	☐	05 - John Rau	☐	☐	☐	06 - L. Peter Sharpe	☐	☐	☐

07 - W. Ed Tyler	☐	☐	☐

The Board of Directors recommends a vote, on an advisory basis, FOR the following proposal.

	For	Against	Abstain
2. To approve, on an advisory (i.e. non-binding) basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the 2017 Annual Meeting.	☐	☐	☐
The Board of Directors recommends a vote, on an advisory basis, that the stockholder vote on executive compensation should be held EACH YEAR.

1 Yr	2 Yrs	3 Yrs	Abstain

3. To indicate, on an advisory (i.e. non-binding) basis, the frequency with which the Company Stockholders would like to cast an advisory vote on the compensation of the Company’s named executive officers.

☐	☐	☐	☐

The Board of Directors recommends a vote FOR the following proposals.

	For	Against	Abstain
4. To approve Articles of Amendment to the Company’s charter to increase the number of authorized shares of the Company’s common stock, $.01 par value per share.	☐	☐	☐
5. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.	☐	☐	☐
6. In their discretion, the proxies are authorized to vote on any and all other matters that may properly come before the meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

        02JR2B

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

Proxy — FIRST INDUSTRIAL REALTY TRUST, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 11, 2017

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Peter E. Baccile, Scott A. Musil and Daniel J. Hemmer, or any of them, with full powers of substitution, as proxies of the undersigned, with the authority to vote upon and act with respect to all shares of stock of First Industrial Realty Trust, Inc. (the “Company”), which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Company, to be held at the 2nd Floor Conference Center, 311 South Wacker Drive, Chicago, Illinois 60606, commencing Thursday, May 11, 2017, at 9:00 a.m., and at any and all adjournments thereof, with all the powers the undersigned would possess if then and there personally present, and especially (but without limiting the general authorization and power hereby given) with the authority to vote on the reverse side.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to said shares and hereby confirms all that the proxies named herein and their substitutes, or any of them, may lawfully do by virtue hereof.

This proxy, when properly executed, will be voted as specified herein. If this proxy does not indicate a contrary choice, it will be voted (i) FOR the election of the seven nominees for director named in Item 1, (ii) FOR the approval, on an advisory basis, of the compensation of our named executive officers in Item 2, (iii) to indicate, on an advisory basis, that the stockholder vote on executive compensation should be held annually in item 3, (iv) FOR the approval of Articles of Amendment to the Company’s charter to increase the number of authorized shares of the Company’s common stock, $.01 par value per share in Item 4, (v) FOR the ratification of the appointment of the independent registered public accounting firm in Item 5 and (vi) in the discretion of the persons named as proxies herein with respect to any and all matters referred to in Item 6.

PLEASE VOTE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

C	Non-Voting Items
Change of Address — Please print new address below.

∎	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+